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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 27, 2007

The Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”) will be held at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska on Tuesday, February 27, 2007, at 10:30 a.m., Central Standard Time, for the following purposes:

1) To elect four directors to the Board of Directors;

2) To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending September 28, 2007;

3) To consider and vote upon a proposal to approve the Company’s 2006 Directors Incentive Plan;

4) To consider and vote upon a proposal to approve the Company’s Management Incentive Plan;

5) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on January 3, 2007 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card unless you request one, and we encourage you to vote online. If you did not elect to receive the materials through the Internet, you may still vote your shares electronically over the Internet or telephonically by following the procedures described in the Proxy Statement. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 24, 2007

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, Nebraska 68127

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2007 Annual Meeting of Stockholders of TD AMERITRADE Holding Corporation (the “Company”). The 2007 Annual Meeting will be held on Tuesday, February 27, 2007 at 10:30 a.m., Central Standard Time, at the Joslyn Art Museum, 2200 Dodge Street in Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 29, 2007.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on January 3, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 600,059,088 shares of common stock issued and outstanding.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. At this time, we are unaware of any matters, other than set forth above in the Notice of Annual Meeting of Stockholders, which may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters. The directors expect shares of the common stock held by executive officers and directors of the Company will be voted “FOR” such proposals. Such shares represent approximately 18 percent of the common stock outstanding as of the Record Date.

The accompanying proxy is solicited from the holders of the common stock on behalf of the Board of Directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person.

A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the Annual Meeting for purposes of determining a quorum.

Voting Electronically

In order to vote online or via telephone, go to the www.ProxyVote.com Web site or call the toll-free number on the enclosed proxy card, and follow the instructions. If you would like to receive future stockholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received in hand when accessing the site.

Please refer to the enclosed proxy card or to the e-mail announcement that you may have received for voting instructions. If you choose not to vote electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Secretary of the Company of this request in writing at the address set forth at the beginning of this proxy statement.

Broker “Non-Votes”

Broker “non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposals to approve the Company’s 2006 Directors Incentive Plan and the Company’s Management Incentive Plan are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the Annual Meeting. Any broker “non-votes” submitted by brokers or nominees in connection with the Annual Meeting will not be counted for purposes of determining the number of votes cast on the proposals related to the approval of the Company’s 2006 Directors Incentive Plan or Management Incentive Plan, but will be treated as present for quorum purposes. The proposals to approve the Company’s 2006 Directors Incentive Plan and the Company’s Management Incentive Plan are required to be approved by the holders of a majority of the shares of Company common stock present or represented by proxy and voting on the applicable matters. Therefore, broker “non-votes” will have no effect on these proposals apart from being counted as present for quorum purposes.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s certificate of incorporation divides the Company’s Board of Directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, the Company’s Chairman and Founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 21 percent of our common stock as of the Record Date. The Toronto-Dominion Bank, a Canadian chartered bank (“TD”) owned approximately 40 percent of our common stock as of the Record Date. In connection with the Company’s acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Ricketts holders, TD and the Company entered into a stockholders agreement (the “Stockholders Agreement”), effective June 22, 2005. Under the Stockholders Agreement, the Company’s Board of Directors consists of twelve members, five of whom are designated by TD, three of whom are designated by the Ricketts holders, one of whom is the chief executive officer of TD AMERITRADE, and three of whom are outside independent directors, who are nominated by the Outside Independent Directors Committee and then approved by TD and the Ricketts holders. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. Because TD and the Ricketts holders collectively own more than 50 percent of the voting power of the outstanding common stock of the Company, the Company qualifies as a “controlled company” for purposes of NASD Rule 4350(c) and, as such, is exempt from specified director independence requirements of The Nasdaq Stock Market.

The Board of Directors has nominated the following persons as directors to be voted upon at the 2007 Annual Meeting: Marshall A. Cohen, William H. Hatanaka, Robert T. Slezak and Allan R. Tessler as Class II directors to serve terms ending at the 2010 Annual Meeting. Messrs. Cohen and Hatanaka are designees of TD, Mr. Slezak is a designee of the Ricketts holders and Mr. Tessler is an outside independent director.

J. Joe Ricketts, Dan W. Cook III, Wilbur J. Prezzano and Fredric J. Tomczyk are Class III directors serving terms ending at the 2008 Annual Meeting. W. Edmund Clark, Mark L. Mitchell, Joseph H. Moglia and Thomas S. Ricketts are Class I directors serving terms ending at the 2009 Annual Meeting. The Board of Directors has determined that Messrs. Cohen, Cook, Mitchell, Prezzano, Slezak and Tessler are independent as defined in NASD Rule 4200.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class II directors and the other matters described. The Board of Directors knows of no reason any of Messrs. Cohen, Hatanaka, Slezak and Tessler might be unavailable to serve as directors, and each has expressed an intention to serve, if elected. If any of Messrs. Cohen, Hatanaka, Slezak and Tessler is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class II director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote; so long as a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted towards the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors apart from being counted as present for quorum purposes. Proxies submitted pursuant to this solicitation will be voted for the election of each of Messrs. Cohen, Hatanaka, Slezak and Tessler as Class II directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MARSHALL A. COHEN, WILLIAM H. HATANAKA, ROBERT T. SLEZAK AND ALLAN R. TESSLER AS CLASS II DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

Marshall A. Cohen	71	Counsel, Cassels Brock & Blackwell LLP	2006	Class II 2010
William H. Hatanaka	52	Chairman and Chief Executive Officer of TD Waterhouse Canada, Inc.	2006	Class II 2010
Robert T. Slezak	49	Management Consultant	2006 *	Class II 2010
Allan R. Tessler	70	Chairman of the Board and Chief Executive Officer of International Financial Group, Inc.	2006	Class II 2010

*	Mr. Slezak previously served on the Company’s Board of Directors from 1996 to 2002 and was reappointed in 2006.

Marshall A. Cohen is Counsel at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada. Prior to joining that firm in 1996, from 1988 to 1996, Mr. Cohen served as President and Chief Executive Officer of The Molson Companies Limited. Mr. Cohen is a director of Barrick Gold Corporation, American International Group, Inc., Collins & Aikman Corporation and TriMas Corporation. He also serves as chair of the board of governors of

York University. Mr. Cohen holds a bachelors degree from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

William H. Hatanaka is the Group Head, Wealth Management for TD Bank Financial Group and the Chairman and Chief Executive Officer of TD Waterhouse Canada, Inc. He has over 25 years experience in the financial services industry. Prior to joining TD in 2003, Mr. Hatanaka was a senior executive of the Wealth Management arm of the Royal Bank of Canada from 1996 to 2001, most recently serving as Chief Operating Officer. He has also held senior executive positions at brokerage firms RBC Dominion Securities, Richardson Greenshields Ltd. and Midland Walwyn Capital. Prior to his career in the financial services industry, Mr. Hatanaka played professional football in the Canadian Football League and was a member of the 1976 Ottawa Rough Riders Grey Cup Championship Team. Mr. Hatanaka serves as chairman of the board for the Investment Industry Association of Canada and is a member of the board of directors for the York University Foundation. He holds a B. A. with honors in Sociology and Economics from York University and has completed the Advanced Management Program at the Harvard Business School.

Robert T. Slezak served as Vice President, Chief Financial Officer and Treasurer of the Company from January 1989 to November 1999 and as a director of the Company from October 1996 to September 2002. He is currently an independent management consultant. Mr. Slezak joined the Company in March 1987 and served as Brokerage Operations Manager at Ameritrade Clearing, Inc., until January 1989. Prior to joining the Company, Mr. Slezak was a Senior Financial Analyst for Peter Kiewit Sons’ Inc. and previously worked on the audit staff of Deloitte & Touche LLP. Mr. Slezak serves as a director on the boards of United Western Bancorp, Inc., Web.com, Inc. and Pegasus Communications Corp. Mr. Slezak is a Certified Public Accountant. He holds a B.S. in Business Administration from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

Allan R. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also Chairman of the Board of Epoch Investment Partners, Inc., formerly J Net Enterprises. He has previously served as Chief Executive Officer of J Net Enterprises, Co-Chief Executive Officer of Data Broadcasting Corporation, now known as Interactive Data Corporation, Chairman of Enhance Financial Services Group, Inc. and Chairman and principal shareholder of Great Dane Holdings. Mr. Tessler is the lead director and chair of the finance committee of Limited Brands, Inc. He serves as a Vice Chairman of the board of trustees of the Hudson Institute and is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and a L.L.B. from Cornell University Law School.

Directors Not Standing For Election

				Class and
				Year in
			Director	Which
Name	Age	Principal Occupation	Since	Term Expires

J. Joe Ricketts	65	Chairman and Founder of the Company	1981	Class III 2008
W. Edmund Clark	59	President and Chief Executive Officer, TD Bank Financial Group; Vice Chairman of the Company	2006	Class I 2009
Dan W. Cook III	72	Senior Advisor, MHT Partners, L.P.	2005	Class III 2008
Mark L. Mitchell	46	Principal, CNH Partners, LLC	1996 *	Class I 2009
Joseph H. Moglia	57	Chief Executive Officer of the Company	2006	Class I 2009
Wilbur J. Prezzano	66	Director, The Toronto-Dominion Bank	2006	Class III 2008
Thomas S. Ricketts	41	Chairman and Chief Executive Officer, Incapital LLC	2002	Class I 2009
Fredric J. Tomczyk	51	Vice Chair of Corporate Operations, TD Bank Financial Group	2006	Class III 2008

*	Mr. Mitchell previously served on the Company’s Board of Directors from December 1996 to January 2006 and was reappointed in November 2006.

J. Joe Ricketts is currently Chairman of the Company’s Board of Directors. He also held the position of Chief Executive Officer from 1981 through February 2001, except for the period from March 1999 to May 2000, during which he was Co-Chief Executive Officer, and the period from May 2000 to August 2000, during which he did not hold the position of Chief Executive Officer. In 1975, Mr. Ricketts became associated with the Company and served as a director and officer. By 1981, Mr. Ricketts acquired majority control of the Company. Prior to 1975, Mr. Ricketts was a registered representative with a national brokerage firm, an investment advisor with Ricketts & Co. and a branch manager with The Dun & Bradstreet Corporation, a financial information firm. Mr. Ricketts is a former director of Securities Industry Association (SIA). Mr. Ricketts served as a member of the District Committee for District 4 of the NASD from 1996 to 1999. Mr. Ricketts serves on the board of directors of the American Enterprise Institute. Mr. Ricketts received a B.A. in Economics from Creighton University. Mr. Ricketts is the father of Thomas S. Ricketts.

W. Edmund Clark is currently president and chief executive officer of TD Bank Financial Group. Mr. Clark has served in such position since December 2002. From July 2000 until his current appointment, Mr. Clark served as President and Chief Operating Officer of TD Bank Financial Group. Prior to joining TD, Mr. Clark was president and chief executive officer of Canada Trust Financial Services. Mr. Clark is a director of The Toronto-Dominion Bank, TD Banknorth, Inc. and TD Banknorth, N.A. Mr. Clark graduated from the University of Toronto with a Bachelor of Arts degree. He earned his Master’s degree and Doctorate in Economics from Harvard University.

Dan W. Cook III has been a senior advisor to MHT Partners, L.P., an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 2000. He serves on the Executive Board of the Edwin L. Cox School of Business at Southern Methodist University. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

Mark L. Mitchell served as a Director of the Company from December 1996 until January 2006 and served as a member of the Company’s Board of Advisors in 1993. He was reappointed as a Director in November 2006. Mr. Mitchell is a Principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001.

He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a Senior Financial Economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq Quality of Markets Committee from 2003 to 2005. He was a member of the Economic Advisory Board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University, and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.

Joseph H. Moglia joined the Company as Chief Executive Officer in March 2001. Mr. Moglia joined the Company from Merrill Lynch, where he served as Senior Vice President and head of the Investment Performance and Product Group for Merrill’s Private Client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of Global Fixed Income Institutional Sales and in 1995 ran the firm’s Municipal division before moving to its Private Client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the boards of directors of AXA Financial, Inc. and of its subsidiaries, The Equitable Life Assurance Society of the U.S, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various positions with such company during that time, including as Vice Chairman of Eastman Kodak Company and Chairman and President of Kodak’s Greater China Region, the positions which he held at the time of his retirement in 1996. Mr. Prezzano received a bachelor’s degree and Masters in Business Administration from the University of Pennsylvania. Mr. Prezzano serves as a director of The Toronto-Dominion Bank, EnPro Industries, Inc., Lance, Inc., Roper Industries, Inc., TD Banknorth Inc. and Banknorth, N.A.

Thomas S. Ricketts is the Chairman and Chief Executive Officer of Incapital LLC, a company he co-founded in 1999. Incapital is a technologically oriented investment bank focused exclusively on the underwriting and distribution of fixed income products to individual investors. Incapital underwrites for several major U.S. corporations through its InterNotesSM product platform. From 1996 to 1999, Mr. Ricketts was a Vice President and an investment banker for the brokerage division of ABN AMRO. From 1995 to 1996, he was a Vice President at Mesirow Financial. From 1988 to 1994, Mr. Ricketts was a market maker on the Chicago Board Options Exchange. Mr. Ricketts holds an M.B.A. and a B.A. from the University of Chicago. Thomas S. Ricketts is the son of J. Joe Ricketts.

Fredric J. Tomczyk is currently Vice Chair of Corporate Operations for TD Bank Financial Group, a position he has held since May 2002. From March 2001 until his current appointment, Mr. Tomczyk served as Executive Vice President of Retail Distribution for TD Canada Trust and from September 2000 until March 2001 served as Executive Vice President and later as President and Chief Executive Officer of Wealth Management for TD Canada Trust. Prior to joining TD Canada Trust, he was President and Chief Executive Officer of London Life. Mr. Tomczyk serves on Cornell University’s Undergraduate Business Program Advisory Council and is a director of Symcor Inc., Meloche Monnex Inc. and Robarts Research Institute. He also serves on the Executive Committee of the Canadian Bankers Association. Mr. Tomczyk graduated from Cornell University with a Bachelor of Science, Applied Economics & Business Management. He subsequently obtained his Chartered Accountant designation.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position

J. Joe Ricketts	65	Chairman and Founder
Joseph H. Moglia	57	Chief Executive Officer
T. Christian Armstrong	58	Executive Vice President, Chief Strategy Officer
Raymond J. Bartlett, Jr.	46	Senior Vice President and Chief Information Officer
Michael D. Chochon	38	Managing Director of Finance, Treasurer
Bryce B. Engel	35	Senior Vice President, Chief Brokerage Operations Officer
Laurine M. Garrity	45	Senior Vice President, Chief Marketing Officer
William J. Gerber	49	Senior Vice President, Chief Financial Officer
Asiff S. Hirji	40	President, Client Group
Ellen L.S. Koplow	47	Executive Vice President, General Counsel and Secretary
John R. MacDonald	51	Executive Vice President, Chief Operating Officer

See “Directors Not Standing For Election” for information regarding the business experience of J. Joe Ricketts and Joseph H. Moglia.

T. Christian Armstrong serves as the Executive Vice President, Chief Strategy Officer and is one of four members of the executive management team serving in the Office of the Chief Executive. Mr. Armstrong served as Executive Vice President, Sales and Marketing upon the closing of the Company’s acquisition of TD Waterhouse on January 24, 2006 until appointment to his current position in October 2006. Immediately prior to the closing, he served as Acting President and Chief Executive Officer of TD Waterhouse. Previously he was Vice Chair, Sales and Marketing of TD Waterhouse and Chairman, President and Chief Executive Officer of TD Waterhouse Bank, N.A. Mr. Armstrong joined TD Bank Financial Group in 2000 after more than ten years experience in financial services marketing. Mr. Armstrong received his B.A. degree from University of Virginia and earned an M.B.A. with honors from American University.

Raymond J. (Jerry) Bartlett, Jr. has served as Chief Information Officer since September 2005. He oversees all information technology initiatives, including business technology planning, application development, product development, information and physical security as well as IT infrastructure and architecture. Previously, he served as the Vice President of Application and Development. He also served as the Director of Application Development where he oversaw the overall application integration following the Datek Online Holdings Corp. (“Datek”) merger. He has over 17 years of experience leading application development groups in the financial, insurance and healthcare industries. From 1995 until joining the Company in 1999, he led large applications development and database organizations for St. Paul Company. Prior to that, he managed systems development with the American Red Cross. He was recognized as one of Computerworld’s 2005 Premier 100 IT Leaders based on his leadership in managing risk and execution during the Datek integration. He holds a B.S. in Technology and Management from the University of Maryland.

Michael D. Chochon has served as Managing Director of Finance since October 2006 and Treasurer since November 2005. He is responsible for external reporting, treasury, accounting, taxes and strategic sourcing and procurement, as well as external banking and rating agency relations for the Company. Mr. Chochon served as Assistant Treasurer upon joining the Company in 2003 until his appointment as Treasurer. He has 16 years experience in treasury, tax and accounting, including seven years in the financial services industry. From 1999 until joining the Company, he worked in the Treasury department and served as Division Chief Financial Officer for E*Trade Group. Mr. Chochon also served in corporate tax and treasury positions at Ernst & Young, Oracle Corporation and Iomega. Mr. Chochon serves on the Securities Industry Association Treasury Steering Committee. He graduated from the University of Nebraska-Lincoln with a B.B.A. in Accounting.

Bryce B. Engel has served as Chief Brokerage Operations Officer since March 2005. He oversees the Company’s Retail and Institutional operations as well as Clearing firm operations. Mr. Engel was previously Vice

President and Managing Director of Clearing since February 2003 where he oversaw all clearing operations including order routing, processing and settlement. Mr. Engel has served in a variety of roles during his 11-year tenure at the Company, including the leadership of call center operations and Ameritrade Clearing. He also played a lead role in the integrations of Datek and National Discount Brokers Corporation (“NDB”) into the Company. He graduated with a B.A. in Finance from the University of Nebraska-Lincoln.

Laurine M. Garrity was appointed Chief Marketing Officer in December 2005. In this role, she oversees the Company’s marketing strategy including television, print and online advertising, brand management, client marketing, and database management and acquisition. Previously, Ms. Garrity led the Company’s Marketing Program Development Group. Ms. Garrity has over 21 years of marketing experience including 14 years in the financial services arena. Prior to joining the Company in January 2005, Ms. Garrity served as Executive Vice President in the Marketing Division of the Dreyfus Corporation in New York from 2002 until joining the Company, Senior Vice President and Director of Marketing at Founders Asset Management LLC in Denver from 1995 through 2001 and as a marketing manager with INVESCO Funds Group in Denver. Prior to entering the financial services industry, she held media planning and account management positions at leading advertising agencies in Denver and New York. Ms. Garrity is a graduate of Barnard College, Columbia University in New York.

William J. Gerber was appointed Chief Financial Officer in October 2006. In this role, he oversees investor relations, finance and treasury operations, including accounting, business planning and forecasting, external and internal reporting, tax, procurement and risk management. From March 2000 until October 2006, he served as the Company’s Managing Director of Finance, during which time he played a major role in evaluating merger and acquisition opportunities for the Company, including TD Waterhouse, Datek and NDB. Prior to joining the Company, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan.

Asiff S. Hirji was appointed President, Client Group in October 2006 and is one of four members of the executive management team serving in the Office of the Chief Executive. Joining the Company in April 2003, Mr. Hirji has nearly twenty years experience at the nexus of financial services and technology. Mr. Hirji served as Chief Operating Officer from July 2005 until October 2006. Prior to serving as Chief Operating Officer, he served as the Company’s Chief Information Officer and led the technology integration through the Datek merger. From July 2002 until joining the Company, he served as Vice President, Partner of Bain & Company where he was a leader of their IT Strategy practice. From July 2001 to June 2002, he served as President of Meralix, Inc., a firm specializing in turning around troubled portfolio companies for private equity funds. Prior to that, Mr. Hirji was President and Chief Technology Officer for Netfolio, Inc., an online investment advisor that he took through the entire lifecycle from initial inception to growth and sale. He was also a founding member and Partner of the Mitchell Madison Group, which he helped grow into the second largest financial services strategic consultancy in the world before its sale for a then record sum. Mr. Hirji received an M.B.A with honors from The University of Western Ontario and a B.S. in Computer Science from The University of Calgary. He is a member of the board of directors of Citrix Systems, Inc.

Ellen L.S. Koplow has served as General Counsel since June 2001 and was named Secretary in November 2005. She manages the Company’s Legal and Compliance departments and administers Corporate Audit. She joined the Company in May 1999 as Deputy General Counsel and was named Acting General Counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. Ms. Koplow graduated cum laude from the University of Baltimore Law School in 1983 where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review and has a B.A. in Government and Politics from the University of Maryland.

John R. (Randy) MacDonald was appointed Chief Operating Officer in October 2006 and is one of four members of the executive management team serving the Office of the Chief Executive. Mr. MacDonald is responsible for all operations, technology and administration functions, including, brokerage operations and project management. He also oversees human resources, real estate and leads the Company’s integration efforts. From

March 2000 until October 2006, Mr. MacDonald served as the Company’s Chief Financial Officer, during which time he helped the Company achieve industry leadership in pre-tax margins and served as a key leader in eight previous acquisitions. He also served as the Company’s Treasurer from March 2000 to November 2005 and Chief Administrative Officer from August 2005 to September 2006. Prior to joining the Company in March 2000, Mr. MacDonald served as Chief Financial Officer with the New York City-based Investment Technology Group, Inc. Mr. MacDonald has also held executive positions at Salomon Brothers and Deloitte & Touche. He graduated cum laude from Boston College with a B.S. in Accounting. Mr. MacDonald serves on the board of directors for GFI Group, Inc.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 29, 2006, the Board of Directors held nine meetings. During fiscal year 2006, each director attended at least 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. Nine of the 12 directors attended the 2006 Annual Meeting of Stockholders.

The Board of Directors has established five standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors and Non-TD Directors. On February 9, 2005, the Board of Directors decided to form an independent Special Committee to review, evaluate, investigate and negotiate the terms of a possible transaction with TD, and any alternative transaction, and to determine whether the transaction with TD, or an alternative transaction, was fair to, and in the best interests of, the Company and its stockholders. The Special Committee was composed of Messrs. Cook, Mitchell and former director Michael D. Fleisher. The Special Committee held three meetings during the fiscal year ended September 29, 2006.

Audit Committee.  The functions performed by the Audit Committee are described in the Audit Committee charter and include (i) overseeing the Company’s internal accounting and operational controls including assessment of strategic, financial, operational and compliance risk management, (ii) selecting the Company’s independent registered public accounting firm and Managing Director of Corporate Audit, and assessing their performance on an ongoing basis, (iii) reviewing the Company’s financial statements and audit findings, and overseeing the financial and regulatory reporting processes, (iv) performing other oversight functions as requested by the Board of Directors and (v) reporting activities performed to the Board of Directors. The Audit Committee charter was adopted by unanimous written consent of the Board of Directors on September 5, 2002 and subsequently adopted by the Audit Committee at the October 3, 2002 Audit Committee meeting. The charter was reviewed and reaffirmed by the Audit Committee annually with the most recent revision, review and approval at the November 14, 2006 Audit Committee meeting, and it was approved by the Board of Directors on November 15, 2006. The Audit Committee charter is available on the Company’s Web site at www.amtd.com and is attached to this proxy statement as Appendix C. The Audit Committee is currently composed of Messrs. Cohen, Prezzano and Slezak. Mr. Cohen serves as the Audit Committee’s chairman. All current Audit Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The Board of Directors has also designated Mr. Slezak as an audit committee financial expert as defined by the Securities Exchange Commission (“SEC”). The Company’s Audit Committee met 12 times during fiscal year 2006. The Report of the Audit Committee for the fiscal year ended September 29, 2006 appears under PROPOSAL NO. 2 — “RATIFICATION OF APPOINTMENT OF AUDITOR.”

H.R. and Compensation Committee.  The H.R. and Compensation Committee reviews and approves broad compensation philosophy and policy and changes in executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans. The H.R. and Compensation Committee is currently composed of Messrs. Mitchell, Cook and Tomczyk. Mr. Tomczyk serves as the H.R. and Compensation Committee’s chairman. The H.R. and Compensation Committee charter is available on the Company’s Web site at www.amtd.com. The Company’s H.R. and Compensation Committee met five times during fiscal year 2006. The

Report of the H.R. and Compensation Committee on Executive Compensation appears under “EXECUTIVE COMPENSATION.”

Corporate Governance Committee.  The purpose of this committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the Board of Directors corporate governance principles and leads and oversees the annual evaluation of the Board of Directors and its committees. The Corporate Governance Committee is currently composed of Messrs. Clark, Cook, J. Joe Ricketts, Tessler and Tomczyk. Mr. Tomczyk serves as the Corporate Governance Committee’s chairman. The Company’s Corporate Governance Committee met two times during fiscal year 2006.

Outside Independent Directors (“OID”) Committee.  On January 19, 2006, in accordance with the provisions of the Stockholders Agreement and effective as of the closing of the acquisition of TD Waterhouse, the Board of Directors created the OID Committee. The OID Committee replaced the Nominations Committee and generally will serve the same purpose as the Nominations Committee served. The OID Committee’s purpose is to assist the Board of Directors in fulfilling the board’s oversight responsibilities by (i) identifying individuals qualified to serve on the board; (ii) reviewing the qualifications of the members of the board and recommending nominees to fill vacancies on the board; and (iii) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of outside independent directors whose terms are expiring. The OID Committee will also approve transfers of voting securities by TD and the Ricketts holders, not otherwise permitted by the Stockholders Agreement, approve qualifying transactions (as defined in the Stockholders Agreement) and determine the fair market value (or select an independent investment banking firm to determine the fair market value) of certain property in connection with stock purchase and transfer rights of TD and the Ricketts holders set forth in the Stockholders Agreement. The members of the OID Committee are Messrs. Cook, Mitchell and Tessler. Mr. Cook serves as the OID Committee’s chairman. All current OID Committee members are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market. In accordance with the Stockholders Agreement, the OID Committee will not include any director designated by TD or the Ricketts holders. The Company’s OID Committee met five times during fiscal year 2006.

Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s Board of Directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (a) a detailed resume outlining the candidate’s knowledge, skills and experience, (b) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board, (c) a detailed resume of the stockholder submitting the director recommendation and (d) the number of shares held by the stockholder, including the dates such shares were acquired. The Company retained a professional search firm to assist in identifying candidates, performing background research and conducting the interview process.

The OID Committee charter establishes guidelines for identifying and evaluating candidates for selection to the board as follows:

1. Decisions for recommending candidates for nomination shall be based on merit, qualifications, performance, character and integrity and the Company’s business needs and shall comply with the Company’s anti-discrimination policies and federal, state and local laws.

2. The composition of the entire board shall be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board; the need for financial, business, financial industry, public company and other experience and expertise on the board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3. Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4. Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5. The OID Committee may determine any other criteria.

Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed below under the heading “Stockholders Agreement”) the selection and nomination of such directors shall not be subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s Web site at www.amtd.com.

Non-TD Directors Committee.  The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by TD AMERITRADE of a competing business held by TD. The Non-TD Directors Committee is currently composed of Messrs. J. Joe Ricketts, Cook, Mitchell, Moglia, Thomas Ricketts, Slezak and Tessler. The Company’s Non-TD Directors Committee met two times during fiscal year 2006.

Stockholder Communications Policy

Stockholders may communicate with any member of the Board of Directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary
TD AMERITRADE Holding Corporation
6940 Columbia Gateway Drive
Columbia, Maryland 21046

A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.

The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances to directors, but will instead forward them to the appropriate department within the Company for resolution. The Corporate Secretary will retain a copy of such communications for review by any director upon his or her request.

Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.

Compensation of Directors

The Company maintains the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Directors Plan”), administered by the H.R. and Compensation Committee, pursuant to which non-employee directors are granted various equity awards and may make elections with respect to the payment of their retainers and fees. The Directors Plan was amended and restated effective May 10, 2006 to permit the grant of restricted stock units to non-employee directors. As amended, the Directors Plan provides that, upon a non-employee director’s election to the board for his or her first term, the director will receive a stock award in the form of shares of Company common stock or restricted stock units representing the right to receive a share of Company common stock in the future, the fair market value of which is equal to approximately $20,000 or such other amount determined by the board of directors. Non-employee directors may also be awarded stock options or restricted stock units other than upon their initial election to the board as determined from time to time by the board. Awards made pursuant to the Directors Plan will generally vest in substantially equal annual installments over a period of three years, beginning with the first anniversary of the grant date. The exercise price of options granted under the Directors Plan may not be less than the fair market value of a share of the Company’s common stock on the date of the grant of the option. The expiration date with respect to an award under the Directors Plan is the earlier of the ten-year anniversary of the date on which the award is granted or the one-year anniversary of the date on which the non-employee director’s service as a director of the Company terminates for cause. Options are not exercisable after the expiration date. Restricted stock that is not vested on the expiration date is forfeited.

Employee directors do not receive compensation for services provided as a director. In addition, Messrs. Clark, Hatanaka and Tomczyk, who are employees of TD, have elected not to receive compensation for services provided as director. Other non-employee directors receive an annual retainer payable in advance. For fiscal year 2006, the annual retainer was $150,000. Fifty percent of the retainer is payable in cash and fifty percent is payable in the form of common stock or restricted stock units, provided that, if a director has met the Company’s equity ownership guidelines, the director may elect to receive all or any portion of the stock-based retainer in cash. Chairs of board committees and the chair of the audit committee receive annual retainers of $10,000 and $25,000, respectively. Non-employee directors receive payments of $3,000 for quarterly meetings and $2,500 for committee meetings, all payable quarterly in arrears in the form of cash or common stock at the election of the director. The foregoing elections and payments are made pursuant to the Directors Plan. Awards for periods of less than 12 months are calculated and determined by the board.

Pursuant to the Directors Plan, non-employee directors may elect to defer receipt of all or a portion of the retainer and meeting and committee fees otherwise payable to the non-employee director, including those amounts that would otherwise be payable to the non-employee director in the form of common stock. Amounts deferred pursuant to a non-employee director’s election are credited to a bookkeeping account, which consists of a “Cash Subaccount” reflecting amounts that would otherwise have been payable to the non-employee director in cash and a “Stock Subaccount” reflecting amounts that would otherwise have been payable to the non-employee director in common stock. As of the first day of each fiscal quarter, the Cash Subaccount is adjusted to reflect contributions and distributions during the preceding fiscal quarter and is credited with interest computed at the prime rate as reported by the Wall Street Journal for that date (or, if that day is not a business day, the next preceding business day). The Stock Subaccount is credited with “stock units” as of each day that a deferred amount would otherwise have been payable to the non-employee director in common stock, is charged with stock units as of each day on which amounts are distributed from the Stock Subaccount and is credited with stock units as of each record date to reflect dividends paid, if any, on the common stock. For purposes of the adjustments to the Stock Subaccount, one stock unit corresponds to one share of common stock.

Deferred amounts are payable to non-employee directors as of a distribution date elected by the non-employee director at the time of the deferral. If no distribution date is specified, payments begin as of the first business day of January of the year following the date on which the non-employee director ceases to be a director of the Company for any reason. Distributions of deferred amounts can be made in ten annual installments commencing on the distribution date elected. A non-employee director may also elect to have payments in a lump sum or in any number of annual payments not exceeding ten. If a non-employee director dies prior to the full payment of his deferral account, the balance will be paid in a lump sum to a beneficiary designated by the non-employee director. The H.R. and Compensation Committee may also distribute the full balance of a non-employee director’s deferral account in a lump sum at any time.

Directors are reimbursed by the Company for travel and entertainment expenses incurred while attending board or committee meetings or while on Company business, including first class airfare between their home cities and the location of the meeting, business meals while on Company business, ground transportation and miscellaneous expenses such as tips and mileage. Hotel charges are billed directly to the Company for directors attending board or committee meetings.

The Directors Plan will be replaced by the TD AMERITRADE Holding Corporation 2006 Directors Incentive Plan in the event Proposal No. 3 is approved. See “Proposal No. 3 — Approval of the 2006 Directors Incentive Plan” for a summary of the 2006 Directors Incentive Plan. If the 2006 Directors Incentive Plan is approved by our stockholders, then no compensation will be provided under the Directors Plan and director compensation for fiscal year 2007 prior to the approval of the 2006 Directors Incentive Plan will be made under the 2006 Directors Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), the Company has identified the following late filings by the Section 16(a) Reporting Persons: The Toronto Dominion Bank’s Form 4 filed on March 23, 2006, the J. Joe Ricketts 1996 Dynasty Trust’s Form 3 filed on March 17, 2006 and the Marlene M. Ricketts 1994 Dynasty Trust’s Form 3 filed on March 17, 2006.

Stock Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 600,059,088 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5 percent of the Company’s common stock, by all current executive officers and directors of the Company as a group, and by certain other TD AMERITRADE stockholders. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of any other person. The business address of each of the Company’s directors and executive officers is: TD AMERITRADE Holding Corporation, 4211 South 102nd Street, Omaha, NE 68127.

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Directors and Executive Officers
J. Joe Ricketts(1), Chairman and Founder	108,298,629	18.0%
Joseph H. Moglia(2), Chief Executive Officer, Director	9,006,683	1.5%
T. Christian Armstrong, Executive Vice President, Chief Strategy Officer	0	*
Asiff S. Hirji(3), President, Client Group	516,810	*
John R. MacDonald(4), Executive Vice President, Chief Operating Officer	759,714	*
W. Edmund Clark, Director	6,000	*
Marshall A. Cohen(5), Director	5,992	*
Dan W. Cook III(6), Director	17,536	*
William H. Hatanaka, Director	0	*
Mark L. Mitchell, Director	22,330	*
Wilbur J. Prezzano(7), Director	5,231	*
Thomas S. Ricketts(8), Director	4,242,996	*
Robert T. Slezak(9), Director	51,779	*
Allan R. Tessler(10), Director	10,000	*
Fredric J. Tomczyk, Director	6,000	*
All Directors and Executive Officers as a group(11) (22 persons)	123,593,072	20.1%

	Number of	Percent of
	Shares of	Shares of
	Common	Common
Name	Stock	Stock

Other Stockholders
The Toronto-Dominion Bank(12)	240,753,678	40.1%
Toronto-Dominion Centre P.O. Box 1 Toronto, Ontario, Canada M5K 1A2
Entities affiliated with T. Rowe Price Associates, Inc.(13)	30,211,909	5.0%
100 East Pratt Street Baltimore, MD 21202
Ricketts Grandchildren Trust(14)	19,008,000	3.2%

*	Less than 1 percent of the issued and outstanding shares.

(1)	Shares of common stock beneficially owned by Mr. Ricketts consist of 57,007,669 shares held by Mr. Ricketts individually; 31,113,403 shares held by Marlene M. Ricketts, his spouse, individually; 8,186,112 shares held by the Marlene M. Ricketts 1994 Dynasty Trust; 8,186,688 shares held by the J. Joe Ricketts 1996 Dynasty Trust; 332,352 shares held in the J. Joe Ricketts IRA; 332,352 shares held in the Marlene M. Ricketts IRA; 7,720 shares held in Mr. Ricketts’ 401(k) account; 3,110,909 shares issuable upon the exercise of options exercisable within 60 days; and 21,424 restricted stock units. Restricted stock units do not have voting rights until the units vest and the underlying shares are distributed. The trustees of the Marlene M. Ricketts 1994 Dynasty Trust and the J. Joe Ricketts 1996 Dynasty Trust are the children of J. Joe Ricketts and Marlene M. Ricketts.

(2)	Consists of 6,683 shares held in Mr. Moglia’s 401(k) account; and 9,000,000 shares issuable upon the exercise of options exercisable within 60 days.

(3)	Consists of 7,317 shares held by Mr. Hirji individually; 20,248 shares held for the benefit of Mr. Hirji in a deferred compensation account under TD AMERITRADE’s Executive Deferred Compensation Program; 2,832 shares held in Mr. Hirji’s 401(k) account; and 486,413 shares issuable upon the exercise of options exercisable within 60 days. The shares held in the deferred compensation account do not have voting rights until distributed to Mr. Hirji pursuant to his deferral instructions.

(4)	Consists of 53,005 shares held by Mr. MacDonald individually in IRA accounts; 76,942 shares held jointly with Mr. MacDonald’s spouse; 3,638 shares held by Mr. MacDonald’s spouse individually in an IRA account; 18,604 shares held in Mr. MacDonald’s 401(k) account; 591,008 shares issuable upon the exercise of options exercisable within 60 days; and 16,517 shares held for the benefit of Mr. MacDonald in a deferred compensation account under TD AMERITRADE’s Executive Deferred Compensation Program. The shares held in the deferred compensation account do not have voting rights until distributed to Mr. MacDonald pursuant to his deferral instructions.

(5)	Consists of 2,756 restricted stock units and 3,236 stock units held in a deferred compensation account for Mr. Cohen. Restricted stock units do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units do not have voting rights until the underlying shares are distributed to Mr. Cohen pursuant to his deferral election.

(6)	Consists of 2,485 shares held by Mr. Cook individually; 2,080 restricted stock units; and 12,971 shares issuable upon the exercise of options exercisable within 60 days. Restricted stock units do not have voting rights until the units vest and the underlying shares are distributed.

(7)	Consists of 2,756 restricted stock units and 2,475 stock units held in a deferred compensation account for Mr. Prezzano. Restricted stock units do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units do not have voting rights until the underlying shares are distributed to Mr. Prezzano pursuant to his deferral election.

(8)	Consists of 438,648 shares held by Mr. Ricketts jointly with his spouse; 8,597 stock units held in a deferred compensation account for Mr. Ricketts, which do not have voting rights until they are distributed to

Mr. Ricketts pursuant to his deferral election; 25,942 shares issuable upon the exercise of options exercisable within 60 days; 2,080 restricted stock units, which do not have voting rights until they vest and the underlying shares are distributed; 26,600 shares held in trusts for the benefit of Mr. Ricketts’ children; 464,624 shares held in the Marlene Ricketts Trust for the benefit of Thomas S. Ricketts over which Mr. Ricketts has sole voting and dispositive power; and 3,276,505 shares in the Marlene M. Ricketts 2004-1 Qualified Annuity Trust and Marlene M. Ricketts 2004-2 Qualified Annuity Trust over which Mr. Ricketts has shared voting and dispositive power and his mother is sole beneficiary.

(9)	Consists of 25,200 shares held in the Robert T. Slezak Trust, over which Mr. Slezak shares voting and investment power with his spouse, and 26,579 shares issuable upon the exercise of options exercisable within 60 days.

(10)	Consists of 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole shareholder of International Financial Group, Inc.

(11)	Includes 13,798,522 shares issuable upon the exercise of options exercisable within 60 days.

(12)	Based on Amendment No. 7 to Form 13D, filed on September 15, 2006 by The Toronto-Dominion Bank and its wholly-owned subsidiary, TD Discount Brokerage Holdings, LLC. The Toronto-Dominion Bank claimed sole voting power with respect to 240,727,137 shares, shared voting power with respect to 26,541 shares and sole dispositive power with respect to all of these shares. Pursuant to the stockholders agreement entered into in connection with the Company’s acquisition of TD Waterhouse, TD is not permitted to own more than 39.9 percent of the voting securities of the Company. Therefore, TD’s voting power is limited to 239,423,576 shares as of the Record Date.

(13)	Based on Form 13F filed on November 14, 2006 for the quarter ended September 30, 2006 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. claimed sole voting authority with respect to 9,325,550 shares and no voting authority with respect to 20,886,359 shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole voting power to vote the securities. For purposes of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(14)	The trustee of the Ricketts Grandchildren Trust is Bessemer Trust Company, N.A., 630 Fifth Avenue, New York, New York 10111.

Stockholders Agreement

Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into a Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and various provisions relating to board composition, stock ownership, transfers by TD and the Ricketts holders, voting and other matters.

Governance of TD AMERITRADE.  The Stockholders Agreement provides that the Board of Directors of the Company consists of twelve members, five of whom are designated by TD, three of whom are designated by the Ricketts holders, one of whom is the chief executive officer of the Company, and three of whom are outside independent directors, who were initially designated from among the Company’s then current independent directors and then will be nominated by the OID Committee and subject to the consent of TD and the Ricketts holders. The number of directors designated by TD and the Ricketts holders will depend on their maintenance of specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five (in the case of TD) or three (in the case of the Ricketts holders). The Company Board of Directors will continue to be classified into three classes, with each class serving staggered three-year terms. Subject to applicable laws and certain conditions, the Company has caused and will continue to cause each committee of its Board of Directors (other than the OID Committee and a committee of the Board of Directors comprised solely of all directors who are not TD directors) to consist of two of the directors designated by TD, one of the directors designated by the Ricketts holders, and two of the outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’

maintenance of specified ownership thresholds. The parties to the Stockholders Agreement each agreed to vote their shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.

Share Ownership.  The Stockholders Agreement provides that TD may acquire shares of Company common stock only up to an aggregate beneficial ownership interest of 39.9 percent of the outstanding voting securities of the Company for a period of three years following completion of the acquisition of TD Waterhouse, and up to an aggregate beneficial ownership of 45 percent for the remaining term of the Stockholders Agreement, and the Ricketts holders may acquire additional shares of common stock only up to an aggregate ownership interest of 29 percent of the outstanding common stock. The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Despite the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the Company Board of Directors to acquire additional shares pursuant to a tender offer or merger for 100 percent of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD.

Right to Purchase Securities.  In addition, TD and the Ricketts holders have the right to purchase up to their respective proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company and certain other issuances specified in the Stockholders Agreement. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.

The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25 percent of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.

Transfer Restrictions.  The Stockholders Agreement generally prohibits TD and the Ricketts holders from transferring shares of common stock, absent approval of the independent directors, to any holder of 5 percent or more of the outstanding shares of the Company, subject to certain exceptions. For so long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide any non-audit services.

Information Rights.  Subject to confidentiality and nondisclosure obligations, TD, for so long as it owns at least 15 percent of the outstanding shares of common stock, is entitled to access to information regarding the Company’s business, operations and plans as TD may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.

Obligation to Repurchase Shares.  If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants.  Subject to specified exceptions, the Stockholders Agreement generally provides that none of TD, J. Joe Ricketts, so long as he is a director of the Company, or any of their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly such a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value as determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2 percent of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange or quoted on the Nasdaq Global Select Market. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) incidentally in connection with the acquisition of an entity not more than 75 percent of whose revenues are generated by commercial banks or (2) in the event that TD does not hold control of any bank or similar depository institution which is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of the Company through one or more of any banks or similar depository institutions it controls.

Termination of the Stockholders Agreement.  The Stockholders Agreement will terminate (1) with respect to the Ricketts holders, when their aggregate ownership of common stock falls below approximately 4 percent, and (2) upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100 percent of the common stock, (b) the tenth anniversary of the consummation of the acquisition of TD Waterhouse, (c) the date on which TD’s ownership of common stock falls below approximately 4 percent of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25 percent of common stock unless the Company board recommends against such tender offer or exchange offer and continues to take steps to oppose such tender offer or exchange offer, (e) the approval by the Company board of a business combination that would result in another party owning more than 25 percent of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20 percent of the voting securities of the Company by a third party. For a period of up to one year following a termination under (2)(d), (2)(e) or (2)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of common stock that would cause, in the case of TD, its aggregate ownership to exceed 45 percent (39.9 percent in the first three years following the completion of the acquisition of TD Waterhouse) or, in the case of the Ricketts holders, 29 percent, except pursuant to a tender offer or merger for 100 percent of the outstanding shares of common stock approved by the holders of a majority of the outstanding shares of common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.

EXECUTIVE COMPENSATION

The following table sets forth a three-year history of the annual and long-term compensation awarded to, earned by or paid by the Company and its subsidiaries to each person serving as Chief Executive Officer at any time during the fiscal year ended September 29, 2006 and to each of the other four highest paid executive officers of the Company for the fiscal year ended September 29, 2006 who were serving as executive officers as of September 29, 2006 (collectively, the “Named Executive Officers”). In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance and other benefits that are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the Named Executive Officers that do not, in the aggregate, exceed the lesser of $50,000 or 10 percent of any such officer’s aggregate salary and bonus described in this table.

For additional discussion and analysis of the Company’s executive compensation, we encourage you to read the “Report of the H.R. and Compensation Committee on Executive Compensation” presented later in this section.

Summary Compensation Table

					Long-term
					Compensation
		Annual Compensation			Awards
					Securities
				Other Annual	Underlying	All Other
				Compensation	Options/	Compensation
		Salary ($)	Bonus ($)(6)	($)	SARs (#)	($)
Name and Principal Position	Year	(a)	(b)	(c)	(d)	(e)

Joseph H. Moglia(1)	2006	827,692	6,325,000	9,533	—	19,765
Chief Executive Officer	2005	600,000	1,531,250	21,150	—	17,682
	2004	600,000	1,687,500	3,562	—	16,368
John R. MacDonald(2)	2006	378,462	1,161,305	—	—	19,765
Executive Vice President, Chief	2005	350,000	857,500	—	—	17,682
Operating Officer	2004	350,000	945,000	—	—	16,368
Asiff S. Hirji(3)	2006	378,462	1,116,160	—	—	19,765
President, Client Group	2005	350,000	857,500	—	—	17,682
	2004	350,000	945,000	—	—	—
T. Christian Armstrong(4)	2006	260,897	1,080,000	—	—	11,648
Executive Vice President, Chief Strategy Officer
J. Joe Ricketts(5)	2006	650,000	576,875	5,005,566	—	19,765
Chairman and Founder	2005	650,000	1,194,375	115,566	—	17,682
	2004	650,000	1,316,250	2,386	750,000	16,368

(1)	The amounts reflected for Mr. Moglia include the following:

(b)	Bonuses were awarded under the Company’s 2002 Management Incentive Plan (“MIP”). The fiscal 2006 bonus consisted of $2,108,333 in cash and $4,216,667 in performance restricted stock units as described in footnote 6. The fiscal 2005 and 2004 bonuses were paid in cash.

(c)	Amounts under Other Annual Compensation consist of reimbursements for payment of income taxes.

(e)	Amounts under All Other Compensation represent employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company common stock.

(2)	The amounts reflected for Mr. MacDonald include the following:

(b)	Bonuses were awarded under the MIP and, in fiscal 2006, a discretionary cash bonus was awarded as described below. The fiscal 2006 MIP bonus consisted of $648,000 in cash and $432,000 in performance restricted stock units as described in footnote 6. The fiscal 2005 and 2004 MIP bonuses were paid in cash. A discretionary cash bonus of $81,305 was paid in fiscal 2006 to make Mr. MacDonald whole for the impact of a $6.00 per share special cash dividend paid by the Company. Prior to the payment of the special dividend, Mr. MacDonald had participated in the Company’s Executive Deferred Compensation Program

and held outstanding deferred stock units under the Program. Although the terms of the Program did provide for the automatic adjustment of outstanding deferred stock awards to reflect the payment of the special dividend, the actual adjustment mechanics did not compensate the participants for the full benefit of the special dividend as received by other Company stockholders and equity award holders.

(e)	Amounts under All Other Compensation consist of employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company common stock.

(3)	The amounts reflected for Mr. Hirji include the following:

(b)	Bonuses were awarded under the MIP and, in fiscal 2006, a discretionary cash bonus was awarded as described below. The fiscal 2006 MIP bonus consisted of $648,000 in cash and $432,000 in performance restricted stock units as described in footnote 6. The fiscal 2005 and 2004 MIP bonuses were paid in cash. A discretionary cash bonus of $36,160 was paid in fiscal 2006 to make Mr. Hirji whole for the impact of a $6.00 per share special cash dividend paid by the Company. Prior to the payment of the special dividend, Mr. Hirji had participated in the Company’s Executive Deferred Compensation Program and held outstanding deferred stock units under the Program. Although the terms of the Program did provide for the automatic adjustment of outstanding deferred stock awards to reflect the payment of the special dividend, the actual adjustment mechanics did not compensate the participants for the full benefit of the special dividend as received by other Company stockholders and equity award holders.

(e)	Amounts under All Other Compensation consist of employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company common stock.

(4)	Mr. Armstrong became an employee of the Company in January 2006. The amounts reflected for Mr. Armstrong include the following:

(b)	The Bonus for fiscal 2006 was awarded under the MIP and consisted of $648,000 in cash and $432,000 in performance restricted stock units as described in footnote 6.

(e)	Amounts under All Other Compensation represent employer contributions to the Company’s qualified 401(k) Profit Sharing Plan.

(5)	The amounts reflected for Mr. J. Joe Ricketts include the following:

(b)	Bonuses were awarded under the MIP. The fiscal 2006 MIP bonus consisted of $190,369 in cash and $386,506 in restricted stock units. The restricted stock units vest fully after three years. The fiscal 2005 and 2004 MIP bonuses were paid in cash.

(c)	Amounts under Other Annual Compensation consist of reimbursements for payment of legal and other professional fees of $5,003,259 and $79,221 for fiscal years 2006 and 2005, respectively, and reimbursements for payment of income taxes of $2,307, $36,345 and $2,386 for fiscal years 2006, 2005 and 2004, respectively. The reimbursements for professional fees in fiscal 2006 include a $5,000,000 reimbursement for advisory services related to the acquisition of TD Waterhouse.

(e)	Amounts under All Other Compensation represent employer contributions to the Company’s qualified 401(k) Profit Sharing Plan in the form of Company common stock.

(6)	The performance restricted stock unit (“PRSU”) portion of the bonuses fully vests at the end of three years based on the Company’s earnings per share (“EPS”). At the end of each year, actual EPS performance is applied to one-third of the awarded units. The H.R. & Compensation Committee establishes target EPS and formulas with respect to target EPS, with a payout percentage from 0% to 120% of target EPS based on the excess or deficit of actual EPS compared to target EPS, in each case subject to the H.R. and Compensation Committee’s authority to award a lesser amount. Target EPS is determined by using a formula based on actual net revenues. The value of the PRSU portion of the bonuses, included in the table above, reflect the target number of awards assuming the performance goals are attained at 100% and is calculated using a value of $18.04 per unit, which represents the 20-day average of the high and low price of Company common stock from September 27, 2006 to October 24, 2006. Actual performance may result in 0% to 120% of the target units ultimately being earned; therefore, the actual number of shares issued may ultimately differ. In addition, no performance restricted stock units will vest unless the grantee is employed by the Company at the end of the three-year vesting period.

Option Grants in Last Fiscal Year

No stock options or stock appreciation rights were granted to the Named Executive Officers during fiscal year 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2006 and unexercised options held as of the end of fiscal 2006.

	Number of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		in-the-Money Options
	Acquired on	Value	Options at Sept. 29, 2006		at Sept. 29, 2006(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph H. Moglia	3,991,681	$55,054,546	9,000,000	—	$134,550,000	$—
John R. MacDonald	486,412	$7,374,006	421,226	169,782	$4,176,424	$2,526,630
Asiff S. Hirji	486,412	$7,335,093	486,413	—	$7,189,184	$—
T. Christian Armstrong	—	$—	—	—	$—	$—
J. Joe Ricketts	—	$—	3,084,702	512,620	$42,726,609	$5,480,167

(1)	Based on the market price of $18.85 per share, which was the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the last day of fiscal 2006, less the exercise price payable for such shares.

Long-Term Incentive Plans — Awards in Last Fiscal Year

The Company made a special one-time performance restricted stock unit award to executives under the Company’s 1996 Long-Term Incentive Plan (“LTIP”) designed to provide an incentive for the realization of operating cost synergies from the TD Waterhouse acquisition. The number of shares ultimately received depends on the performance of the Company against specified performance goals, generally over a three-year period. At the end of the performance period, the number of shares of common stock issued will be determined by adjusting upward or downward from the target in a range between zero and 120 percent. Shares of common stock will be issued following the end of the performance period. Therefore, the actual number of shares ultimately issued will differ depending on performance. The awards have specific rules related to the treatment of the award in such events as death, disability, retirement and termination of employment without cause or following a change in control.

The following table sets forth special one-time long-term awards in the form of PRSUs granted to Named Executive Officers during fiscal 2006. The table does not include PRSUs granted to the executives as part of their fiscal 2006 MIP bonus, the value of which is reflected in the “Bonus” column of the Summary Compensation Table.

	Number of		Estimated Future
	Shares, Units	Performances or	Payouts under Non-Stock
	or Other	Other Period Until	Price-Based Plans
Name	Rights(#)(1)	Maturation or Payout(2)	Threshold(#)	Target(#)	Maximum(#)

Joseph H. Moglia	483,792	3 years	—	483,792	580,550
John R. MacDonald	96,758	3 years	—	96,758	116,109
Asiff S. Hirji	96,758	3 years	—	96,758	116,109
T. Christian Armstrong	96,758	3 years	—	96,758	116,109
J. Joe Ricketts	—	N/A	—	—	—

(1)	Reflects the target number of PRSUs assuming the performance goals are attained at 100 percent.

(2)	Awards are based on the performance of the Company, with respect to the level of Company operating expenses, over a three-year period. The final measurement of actual performance over the three-year period for these PRSU grants will occur in March 2009.

Employment and Severance Agreements

The Company currently has employment agreements with each of its Named Executive Officers.

Joseph H. Moglia, Chief Executive Officer

Term of Agreement.  The agreement has an initial term of three years (“Initial Term”). The agreement provides that the Initial Term will be automatically extended for an additional two-year period (“Additional Term”) unless either party provides written notice of non-renewal at least sixty days prior to the commencement of the Additional Term. The agreement may be terminated by either party with or without cause.

Salary.  Mr. Moglia’s base salary is $1,000,000 per year (“Base Salary”).

Annual Incentive.  Mr. Moglia is eligible to receive an annual cash incentive award (“Annual Incentive”) for achievement of performance criteria established by the Board of Directors for each fiscal year during the term of his employment. Each Annual Incentive will have a target value of $3,000,000.

Long-Term Incentive Plan.  The agreement provides that Mr. Moglia is eligible to participate in the Company’s 1996 Long-Term Incentive Plan. On March 10, 2006, Mr. Moglia received a special award under the LTIP of 580,550 performance restricted share units (the “Special Grant”), based on achieving 120% of target performance. The Special Grant will vest and be settled in accordance with the performance criteria and vesting schedule set forth in the award agreement.

During each full fiscal year during the term of his employment, Mr. Moglia is eligible to receive an award of performance restricted share units with a target value determined by the Company, equal to $6,000,000 on the date of the grant (“Annual Award”). The Annual Award will vest and be settled in accordance with the performance criteria and vesting schedule provided in the applicable award agreement.

Private Aircraft.  The agreement provides that when traveling on Company-related business Mr. Moglia will be entitled to fly on private aircraft at the sole expense of the Company.

For a summary of the terms of Mr. Moglia’s employment agreement applicable in the event of his termination or resignation of employment, see the “Report of the H.R. and Compensation Committee on Executive Compensation” later in this section.

Employment Agreements of John R. MacDonald, Asiff S. Hirji and T. Christian Armstrong

Mr. MacDonald serves as the Company’s Executive Vice President, Chief Operating Officer. Mr. Hirji serves as the Company’s President, Client Group. Mr. Armstrong serves as the Company’s Executive Vice President, Chief Strategy Officer (each referred to as the “Executive”). Except as noted below, the material terms of each employment agreement are identical (the employment agreement of each Executive is referred to as the “Executive Agreement”).

Salary.  The Executive Agreement provides that the Executive’s base salary is $400,000 per year (“Executive Base Salary”).

Annual Incentive.  The Executive Agreement provides that the Executive is eligible to receive an annual cash incentive award (“Executive Annual Incentive”) for achievement of performance criteria established by the Board of Directors. Each Executive Annual Incentive will have a target value of $960,000.

Long Term Incentive Plan.  The Executive Agreement provides that the Executive is eligible to participate in the LTIP. On March 10, 2006, the Executive received a special award under the LTIP of 116,109 performance restricted share units (the “Executive Special Grant”), based on achieving 120% of target performance. The Executive Special Grant will vest and be settled in accordance with the performance criteria and vesting schedule set forth in the applicable award agreement.

During each full fiscal year during the term of their employment, the Executive is eligible to receive an award of performance restricted share units with a target value determined by the Company, equal to $640,000 on the date of the grant (“Executive Annual Award”), and will vest and be settled in accordance with the performance criteria and vesting schedule provide in the applicable award agreement.

Excise Tax on Excess Parachute Payments (280G).  The Executive Agreement provides that in the event that the severance and other benefits provided under the Executive Agreement constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”), and such severance payments and other benefits would be subject to an excise tax under Section 4999 of the Code, then the Executive’s severance benefits payable under the terms of the Executive Agreement will be either (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits.

For a summary of the terms of the employment agreements of Messrs. MacDonald, Hirji and Armstrong applicable in the event of their termination or resignation of employment, see the “Report of the H.R. and Compensation Committee on Executive Compensation” later in this section.

John R. MacDonald, Executive Vice President, Chief Operating Officer

Term of Agreement.  The Executive Agreement of Mr. MacDonald has an initial term of five years (“MacDonald Initial Term”). The Executive Agreement of Mr. MacDonald provides that the MacDonald Initial Term will be automatically extended for an additional one-year term (the “MacDonald Additional Term”) unless either party provides written notice of non-renewal at least sixty days prior to the date of automatic renewal. Following the MacDonald Additional Term, the Agreement will renew for an additional one-year term upon the mutual consent of Mr. MacDonald and the Company. The Executive Agreement of Mr. MacDonald may be terminated by either party with or without cause.

Asiff S. Hirji, President, Client Group

Term of Agreement.  The Executive Agreement of Mr. Hirji has an initial term of five years (“Hirji Initial Term”). The Executive Agreement of Mr. Hirji provides that the Hirji Initial Term will be automatically extended for an additional one-year term (the “Hirji Additional Term”) unless either party provides written notice of non-renewal at least sixty days prior to the date of automatic renewal. Following the Hirji Additional Term, the Executive Agreement of Mr. Hirji will renew for an additional one-year term upon the mutual consent of Mr. Hirji and the Company. The Executive Agreement of Mr. Hirji may be terminated by either party with or without cause.

  T. Christian Armstrong, Executive Vice President, Chief Strategy Officer

Term of Agreement.  The Executive Agreement of Mr. Armstrong has an initial term of three years (“Armstrong Initial Term”). The Executive Agreement of Mr. Armstrong provides that the Armstrong Initial Term will be automatically extended for an additional two-year term unless either party provides written notice of non-renewal at least sixty days prior to the date of automatic renewal. The Executive Agreement of Mr. Armstrong may be terminated by either party with or without cause.

  J. Joe Ricketts, Chairman and Founder

Mr. Ricketts’ employment agreement was entered into as of October 1, 2001 and amended on August 5, 2004. It has a seven-year term, ending on September 30, 2008. Either party may terminate the agreement with or without cause. The agreement provides for the payment of a base salary of not less than $650,000 per year. For fiscal years 2007 and 2008, the Company has the discretion to determine the annual cash bonus and annual stock-based award targets and target levels for Mr. Ricketts, but in determining his annual cash bonus and annual stock-based award, the Company must treat Mr. Ricketts reasonably, equitably and comparably to the Company’s other executive officers. The agreement also provides for employee assistance program payments and tax payments, fully equipped home offices, participation in employee benefits plans and programs maintained by the Company, and reimbursement for reasonable fees and expenses for legal, tax, accounting, financial and estate planning counseling and services and some insurance coverage.

If the agreement is terminated due to Mr. Ricketts’ disability, Mr. Ricketts is entitled to payment of 50 percent of his base salary plus benefits until the earlier of the end of the agreement term or the fifth anniversary of the date of the disability. If Mr. Ricketts is discharged from employment by the Company without cause or terminates his employment following specified breaches of the agreement by the Company, he will be entitled to receive payments of his base salary, bonus, option awards and continuing benefits for the remainder of the agreement term; provided, that in no event will his payments under these circumstances be less than the sum of three times (1) his base salary, determined as of October 1, 2001, and (2) the greater of his annual cash bonus payable for 2002 or 2003. If a termination described in the preceding sentence occurs, Mr. Ricketts will also be entitled to recover damages he incurs as a result of his inability to exercise his outstanding stock options. The agreement contains covenants by Mr. Ricketts not to compete with the Company during the term of the agreement and for a specified period after the term.

Mr. Ricketts and the Company entered into an amendment to the employment agreement dated August 5, 2004. Under the amendment, Mr. Ricketts was granted a stock option award for fiscal year 2003 with respect to 750,000 shares of Company common stock. Mr. Ricketts was not entitled to receive further annual stock-based awards until the Company reinstated its annual stock-based award program in fiscal year 2006. However, if Mr. Ricketts is discharged from employment by the Company without cause or terminates his employment following specified breaches of the agreement by the Company, his annual stock-based award will be in the amount of options to purchase 390,000 shares of Company common stock.

Report of the H.R. and Compensation Committee on Executive Compensation

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act.

Introduction and Overview

After the closing of the acquisition of TD Waterhouse in January 2006, as part of the integration of TD Waterhouse with Ameritrade, we began a full competitive analysis of the compensation arrangements of the senior executives of the combined company. This consideration was initially triggered by the expiration of the employment agreement of Joseph H. Moglia, TD AMERITRADE’s chief executive officer, in September 2005 and the impending expiration of the employment agreement of John R. MacDonald, the chief financial officer at the time, in September 2006 and Asiff S. Hirji, the chief operating officer at the time, in April 2006. The board of directors and the H.R. and Compensation Committee, referred to in this report as the compensation committee, believed strongly that the future success of TD AMERITRADE required the Company to secure the services of the senior management team for the coming years. In October 2005, the compensation committee retained Mercer Human Resources Consulting to advise the compensation committee on all executive compensation matters, including the principal financial terms of new employment agreements and the design, level and mix of cash and equity compensation. Mercer and its affiliates also provide consulting services to TD AMERITRADE on its health and welfare plans and provided certain research to TD AMERITRADE in connection with director compensation.

The new compensation arrangements with the senior executives continue TD AMERITRADE’s pay-for-performance philosophy, but the design of the new compensation arrangements naturally reflects the combination of, and at the same time will reward the successful integration of, TD Waterhouse and Ameritrade into TD AMERITRADE, a larger and more revenue-diverse enterprise. As described below, consistent with TD AMERITRADE’s principles, a significant portion of the total compensation of senior executives is largely based on the performance of TD AMERITRADE.

Throughout this report we refer to and summarize the employment agreements of Mr. Moglia and Messrs. MacDonald, Hirji and Armstrong, who together make up the office of the chief executive, or OCE. We encourage you to read the complete employment agreement of each of them, which is available as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2006.

We have organized this report as follows.

1. First, we provide information regarding the compensation committee.

2. Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3. We then describe the objectives we seek to achieve with the compensation arrangements of the senior executives.

4. We discuss the elements of each compensation arrangement, how we determined the amount of each element and how each element fits into TD AMERITRADE’s compensation objectives.

5. We describe stock ownership requirements.

6. We discuss severance and change of control benefits.

7. We discuss certain tax and accounting treatment of senior executive compensation.

8. We then discuss TD AMERITRADE’s historical stock option grant procedures.

9. We conclude by describing the changes since the end of the 2006 fiscal year related to executive compensation.

1.	The Compensation Committee

The compensation committee establishes and administers TD AMERITRADE’s executive compensation programs. The compensation committee is composed of three non-employee directors of the board. During fiscal year 2006, Messrs. Glenn H. Hutchins, Dan W. Cook III and Fredric J. Tomczyk were members of the compensation committee. No member of the compensation committee during fiscal year 2006 was an employee of TD AMERITRADE or any of its subsidiaries. Each member of the compensation committee during fiscal year 2006 qualified as a “non-employee director” under rule 16b-3 under the Securities Exchange Act of 1934 and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee charter is available on the Company’s website at www.amtd.com. The compensation committee met five times during fiscal year 2006.

The compensation committee has delegated to Mr. Moglia the authority to increase the compensation of, and grant equity awards to, any employee whose compensation is less than the tenth highest paid employee participating in the management incentive plan, subject in each case to any increase or grant being (a) within the budget previously approved by the compensation committee and (b) in accordance with the terms of the applicable compensation plan.

2.	Guiding Principles

The guiding principles used to determine all executive compensation policies and decisions are:

•	total compensation available to any executive officer should reflect the level of his or her responsibilities and experience and should be informed by comparative market analysis

•	compensation arrangements should emphasize and reward corporate and individual performance

•	incentive pay based on achieving performance goals with specific targets and clear measures should comprise a substantial portion of total compensation

•	equity grants should form a large percentage of incentive pay to aid in retention and align short- and long-term executive interests with those of stockholders

•	equity grants should be awarded based on the achievement of annual performance targets and then should be earned (vest) based on the achievement of additional long-term performance targets generally over three years

•	the ability to exercise negative discretion on a case-by-case basis should always be available to ensure that compensation can be adjusted downward when appropriate

•	stock ownership guidelines should be promoted to align executive interests with the interests of stockholders over the medium- and long-term

•	compensation of all named executive officers is reviewed and established by the compensation committee, comprised solely of independent directors, with the assistance of an independent compensation consultant who is retained by and reports directly to the compensation committee

3.	Objectives

In May 2006, TD AMERITRADE designed the compensation package of each senior executive to:

•	retain the senior executive through and beyond the integration period of the TD Waterhouse acquisition

•	compensate senior executives for success in achieving corporate and individual performance goals, including the successful integration of TD Waterhouse

•	incentivize senior executives through performance-based compensation, which accounts for a substantial portion of total compensation

•	align the compensation packages of the OCE with one another to promote collegiality, avoid competition and align corporate and individual performance goals

4.	Elements of Compensation

Targeted Overall Compensation

TD AMERITRADE operates in the highly competitive financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program was designed to be competitive in terms of total value with total compensation at the Company’s major competitors in this market and to align the interests of executives with those of stockholders.

A targeted overall compensation level, including salary and incentive compensation — with incentive compensation being composed of annual cash and equity incentive — was established for each executive position, designed to be payable when annual and long-term performance goals are fully met. These targeted levels were established with assistance from Mercer, based on comparisons to a primary peer group consisting of A.G. Edwards, Inc., The Charles Schwab Corporation, E*Trade Financial Corporation, Jeffries Group, Inc. Piper Jaffray & Co., and Raymond James Financial, Inc. In establishing the targeted compensation for the CEO, the compensation committee also considered the compensation levels for the leaders of the brokerage businesses at Merrill Lynch & Co., Inc., Morgan Stanley and Smith Barney, the secondary peer group.

The targeted overall compensation packages for Messrs. MacDonald, Hirji and Armstrong were set at the median for similar positions in the primary peer group. The actual targeted compensation level of $2 million for each of these executives reflects an approximate average of the median market values for each position, consistent with the goal to have a unified senior executive team supporting the CEO. The targeted overall compensation package for Mr. Moglia of $10 million was set in the upper quartile in the primary peer group and below the compensation levels in the secondary peer group, reflecting his long, successful tenure with the Company, his experience in the industry and his expected contributions to the success of the integration of TD Waterhouse and to the ultimate growth of TD AMERITRADE.

Each named executive officer has a base salary under his existing employment agreement and target annual incentive award for fiscal year 2006 as follows:

		Target Annual	Target Equity	Total Target	Targeted Overall
Named Executive Officer	Base Salary	Cash Incentive	Incentive	Annual Incentive	Compensation

Joseph H. Moglia	$1,000,000	$3,000,000	$6,000,000	$9,000,000	$10,000,000
John R. MacDonald	$400,000	$960,000	$640,000	1,600,000	$2,000,000
Asiff S. Hirji	$400,000	$960,000	$640,000	1,600,000	$2,000,000
T. Christian Armstrong	$400,000	$960,000	$640,000	1,600,000	$2,000,000
J. Joe Ricketts	$650,000	$335,000	$640,000	975,000	$1,625,000

In addition to these targeted awards, there is a discretionary pool for fiscal year 2007 that only will be paid if target EPS for fiscal year 2007 is achieved or exceeded. The maximum bonus pool is $5 million. Any discretionary bonus pool award is limited to 75% of a participant’s target annual incentive, except for Mr. Moglia whose award is limited to 75% of his target annual cash incentive.

Consistent with TD AMERITRADE’s overall principles, the large majority of the total compensation package is based on performance. Within the targeted overall compensation package, the amount of pay at risk based on performance is:

Named Executive Officer	At Risk

Joseph H. Moglia	90%
Messrs. MacDonald, Hirji and Armstrong	80%

As shown above, Mr. Moglia’s base salary is $1 million, his target annual cash incentive is $3 million, and his target annual equity incentive is $6 million. Consequently, $9 million of his $10 million target overall compensation package, or 90%, is at risk and based on the financial performance of the Company.

Annual Incentive Bonus

The board of directors and the compensation committee believe that the Company’s annual performance is best reflected in the annual diluted earnings per share, or EPS, of the Company. Awards under the annual incentive bonus plan for executive officers are tied to the achievement of an annual EPS goal established by the compensation committee in order to align the short-term interests of executives with those of stockholders. The equity component of the annual incentive, which is discussed below, is earned (vests) over three years based on EPS in each of fiscal year 2007, 2008 and 2009 in order to align the long-term interests of executives with those of stockholders. This clear measure and specific target ensure a strong, team-oriented pay-for-performance alignment consistent with TD AMERITRADE’s philosophy and also allows the full bonus payments to executive officers to qualify as a tax deduction under section 162(m) of the Code.

For fiscal year 2006, the compensation committee established an EPS target for the annual incentive plan of $0.90. The compensation committee also established an EPS range for annual incentive payments as follows:

FY 2006 Annual
FY 2006 EPS	Incentive (% of Target)

$1.30	200%
$0.98	120%
$0.90	100%
$0.82	80%

In fiscal year 2006, the Company achieved EPS of $0.95. For incentive compensation purposes, the compensation committee adjusted EPS to remove the effect of unusual gains on the sale of investments during fiscal 2006, resulting in adjusted EPS of $0.87. Consistent with the terms of the annual incentive program for fiscal year 2006, the compensation committee awarded annual incentive awards equal to 92.5% of the target annual incentive awards and at the recommendation of Mr. Moglia, exercised negative discretion to reduce the total amount of annual incentive payments by 20% of the sum of base salary plus target annual incentive.

The fiscal year 2006 annual incentive award consisted of a cash component and an equity incentive component in the form of performance restricted stock units, or annual PRSUs, except in the case of Mr. Ricketts, who received restricted stock units that vest on the third anniversary of the grant date.

The annual PRSUs units vest over three years based on the Company’s EPS in each of fiscal year 2007, 2008 and 2009. At the end of each fiscal year, actual performance in that year determines the vesting of one-third of the award. In any event, no executive officer will be entitled to any previously vested annual PRSUs unless he or she is either employed by TD AMERITRADE at the end of the three-year vesting period or otherwise entitled under the severance or change in control provisions of his or her employment agreement. The compensation committee established an EPS range for the fiscal year 2007, with target EPS for fiscal 2007 set at $1.10 and formulas for an EPS range based on actual net revenues in 2008 and 2009.

For fiscal year 2007, the EPS range for the annual PRSUs is as follows:

FY ‘07 EPS	Pay-out %

$1.18	120%
1.14	110
1.10	100
1.02	80
0.86	60
0.70	40
0.54	20
0.38	0

•	As shown above and for each $0.01 change in EPS within the 120% to 80% range not shown above, the payout is changed 2.5%, and as shown above and for each $0.01 change in EPS below the 80% range not shown above, the payout is changed 1.25%.

Each named executive officer received annual incentive compensation and salary for fiscal year 2006 shown below. For a complete summary of the compensation awarded to named executive officers see the “Summary Compensation Table” under “EXECUTIVE COMPENSATION”.

					Total Annual	Base Salary	Total
		Annual Cash	Annual Equity Incentive		Incentive	and Annual	Negative
Named Executive Officer	Base Salary[1]	Incentive	$	# of PRSUs	Compensation	Incentive	Discretion[3]

Joseph H. Moglia	$827,692	$2,108,333	$4,216,667	233,740	$6,325,000	$7,152,692	$2,000,000
John R. MacDonald	$378,462	$648,000	$432,000	23,946	$1,080,000	$1,458,462	$400,000
Asiff S. Hirji	$378,462	$648,000	$432,000	23,946	$1,080,000	$1,458,462	$400,000
T. Christian Armstrong	$260,897	$648,000	$432,000	23,946	$1,080,000	$1,340,897	$400,000
J. Joe Ricketts	$650,000	$190,369	$386,506[2]	21,424[2]	$576,875	$1,226,875	$325,000

1	Includes the pro rata portion of the base salary of $1,000,000 for Mr. Moglia and $400,000 for each of Messrs. MacDonald, Hirji and Armstrong under his employment contract entered into in May 2006.

2	Mr. Ricketts’s annual equity incentive award was comprised solely of restricted stock units that vest completely on the third anniversary of the grant date.

3	At 92.5% of the target annual incentive and before negative discretion was exercised, Mr. Moglia’s incentive compensation was $8,325,000, the incentive compensation for each of Messrs. MacDonald, Hirji and Armstrong was $1,480,000 and Mr. Ricketts’ incentive compensation was $901,875.

The value and number of the annual PRSUs shown above is calculated using target performance and a value of $18.04 per share, the 20-day average of the high and the low price of TD AMERITRADE common stock from September 27, 2006 until October 24, 2006.

Long-term Incentives

The Company uses the 1996 Long-Term Incentive Plan, or the LTIP, to motivate, reward and retain key executives and to align their interests to those of stockholders by linking the performance of the Company to equity awards made to executives. Awards under the LTIP for fiscal year 2006 had two components, the annual PRSU described above and a special one-time incentive award made in connection with the closing of the acquisition of TD Waterhouse.

The compensation committee determined that achieving the expected synergies and savings from the acquisition of TD Waterhouse is critical to the long-term success of TD AMERITRADE. Therefore, a special one-time award of PRSUs was made following the closing of the TD Waterhouse acquisition.

One hundred percent of these special PRSUs will vest in March 2009 if the Company achieves $328 million of operating expense reductions between March 2006 and March 2009. This clear measure and specific target are tied directly to the achievement of the synergy savings expected from the acquisition of TD Waterhouse. The compensation committee established a range of payouts from zero to 120% based on the percentage of fixed costs achieved relative to a target of $328 million of operating expense reductions.

If the LTIP performance objective is achieved, each restricted stock unit will provide for the payment of one share of common stock of TD AMERITRADE. We believe that the use of PRSUs provides a direct link to performance over the performance period and is consistent with the objectives to have a significant link in the incentive program to both the annual and long-term interests of stockholders.

The special one-time awards made in fiscal year 2006 in connection with the closing of the acquisition of TD Waterhouse were as follows:

	Special PRSU Award
Named Executive Officer	$	# of PRSUs

Joseph H. Moglia	$10,000,000	483,792
John R. MacDonald	$2,000,000	96,758
Asiff S. Hirji	$2,000,000	96,758
T. Christian Armstrong	$2,000,000	96,758
J. Joe Ricketts	$0	0

The value, which is rounded to the nearest hundred dollars, and number of the special PRSUs above is calculated using target performance and a value of $20.67, the 20-day average of the high and low price of TD AMERITRADE common stock from February 9, 2006 until March 9, 2006.

5.	Stock Ownership Requirements

The compensation committee and the board strongly believe that senior executives should own a significant amount of TD AMERITRADE stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.

The compensation committee has established stock ownership requirements as follows:

•	Mr. Moglia: the greater of (i) twenty times base salary, or $20,000,000, based on his current salary or (ii) 50% of his vested equity grants

•	Messrs. MacDonald, Hirji, Armstrong: the greater of (i) ten times base salary, or $4,000,000, based on each of their current salaries or (ii) 50% of each of their vested equity grants.

None of these executive officers is permitted to sell any equity interest in the Company until the stock ownership requirements have been met, after which Mr. Moglia must obtain approval from the compensation committee and the OCE must obtain approval from the chief executive officer. The Company considers any stock held without restrictions and vested and unvested stock units, as well as vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and 401(k) holdings, in determining whether the stock ownership requirements have been met. As of the end of the fiscal year, only Mr. Armstrong has not met the stock ownership requirements because he recently joined the Company as part of the acquisition of TD Waterhouse.

6.	Severance and Change in Control Benefits

We summarize below the material severance and change in control benefits of Mr. Moglia and the members of the OCE. You can find a more complete summary of the employment agreement of each of them on the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2006, and a copy of each of these employment agreements is an exhibit to this Form 8-K.

Severance Benefits

Chief Executive Officer — Mr. Moglia

In the event that TD AMERITRADE terminates Mr. Moglia’s employment without cause or Mr. Moglia resigns for good reason or TD AMERITRADE notifies Mr. Moglia of its intent not to renew his employment agreement for the additional two-year term, he will be entitled to receive:

•	continued base salary for the severance period

•	the current earned and unpaid annual incentive pro-rated to the date of termination

•	continued payment of his annual cash and equity incentive, at the target level applicable during the fiscal year of termination, for a period of time equal to the severance period and

•	the performance restricted share units granted under the LTIP as part of any annual awards or the special grant will continue to vest under the existing schedule and the actual number of performance restricted share units that will be considered vested will be determined by:

•	actual performance for any completed performance period through the date of termination and target performance for any incomplete or remaining performance period.

If Mr. Moglia is terminated during the initial three-year term, the severance period is the greater of: (i) the period of time commencing on the date of the termination of his employment and continuing for the remainder of the initial term or (ii) one year. If Mr. Moglia is terminated during the additional two-year term, the severance period will be the greater of: (a) the period of time commencing on the date of the termination of Mr. Moglia’s employment and continuing for the remainder of the additional two-year term or (b) one year.

In the event

•	TD AMERITRADE

•	terminates Mr. Moglia’s employment without cause or

•	elects not to renew Mr. Moglia’s employment agreement for the additional two-year term or

•	Mr. Moglia

•	resigns for good reason

•	voluntarily terminates his employment upon completion of the initial three-year term or

•	voluntarily terminates during the additional two-year term

then, in addition to the payments described above, he will be entitled to receive:

•	an office at TD AMERITRADE’s headquarters or at a location of his choosing for a period of 5 years following the date of termination

•	an assistant employed by TD AMERITRADE for a period of 5 years following the date of termination

•	post-retirement medical coverage for Mr. Moglia, his spouse and eligible dependents under TD AMERITRADE’s benefit plans for the life of Mr. Moglia, or the life of his spouse, if she survives him and

•	use of a private aircraft when traveling at TD AMERITRADE’s request.

As a condition to the receipt of any severance payment, Mr. Moglia is required to execute a separation and release of claims agreement. Mr. Moglia will also continue to be subject to certain non-competition and non-solicitation provisions during his employment and thereafter during the restricted period. The restricted period is defined as:

•	if the termination occurs during the initial three-year term, the greater of (a) the remainder of the initial term or (b) one year

•	if the termination occurs during the additional two-year term, the greater of: (a) the remainder of the additional term or (b) six months

•	if the termination is in connection with a change of control, eighteen months or

•	if the termination follows the completion of the five-year term, the restricted period will be six months.

     Office of the Chief Executive — Messrs. MacDonald, Hirji & Armstrong

Except as described below with respect to the employment agreement with Mr. Hirji, the employment agreements of each of the members of the OCE are identical in all material respects in terms of severance benefits.

In the event that TD AMERITRADE terminates any member of the OCE without cause or if he resigns for good reason, he will be entitled to receive:

•	continued payment of base salary for two years

•	the current year’s earned and unpaid annual incentive pro-rated to the date of termination

•	continued payment of the annual incentive at the target level applicable during the year of termination for two years

•	paid COBRA continuation coverage, if applicable, for a period of two years and

•	any performance restricted stock units granted as an annual award or special grant that would have become vested within two years of the end of the calendar year of such termination will be considered earned and vested, and such vested shares will be settled according to the original vesting schedule.

As a condition to the receipt of any severance, each of Messrs. MacDonald, Hirji and Armstrong is required to execute a separation and release of claims agreement. Each is also subject to the non-competition and non-solicitation covenants as described in his employment agreement.

     Asiff S. Hirji Employment Agreement

If, during the five-year initial term, TD AMERITRADE notifies Mr. Hirji of its intent not to renew his employment agreement for the additional one-year term, then the performance restricted share units granted as an annual award will continue to vest under the existing schedule, and the actual number of performance restricted share units that will be considered vested will be determined by the applicable performance criteria established in the award agreement.

If TD AMERITRADE offers to continue Mr. Hirji’s employment through the additional one-year term and Mr. Hirji notifies TD AMERITRADE of his intent not to renew the Agreement, then Mr. Hirji will forfeit all unvested annual awards.

     Retirement

All PRSUs awarded to executive officers will continue to vest in accordance with their terms in the event the executive has terminated employment for any reason other than cause and is age fifty-five or older and has at least ten years of continuous service with TD AMERITRADE.

     Change of Control Benefits

Our senior executive team has been instrumental in successfully building the Company, and we believe it is important to provide benefits upon a change in control. We believe that the interests of stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of stockholders. Neither Mr. Moglia nor any member of the OCE will be entitled to any benefits unless there is a change of control of the Company and his employment is terminated without cause or he resigns with good reason. We utilize this dual trigger change of control provision because we believe that triggering payments simply upon a change of control is not in the Company’s or stockholders’ best interests.

     Chief Executive Officer — Mr. Moglia

Payments in connection with a change in control of TD AMERITRADE will be made to Mr. Moglia if

•	his employment is terminated within twelve months following a change of control

•	during the initial term TD AMERITRADE elects not to renew his employment agreement for the additional two-year term and a change of control occurs within ninety days thereafter or

•	TD AMERITRADE terminates his employment without cause or if Mr. Moglia terminates his employment for good reason during the period commencing on the day TD AMERITRADE enters into an agreement in principle effecting a change of control and ending on the day following the closing of such change of control.

In any of these events, he will be entitled to receive:

•	continued payment of base salary for three years after such termination

•	the current fiscal year’s earned and unpaid annual incentive pro-rated to the date of termination

•	continued payment of his cash and equity annual incentive at the target level applicable during the fiscal year of termination for three years after the termination and

•	the performance restricted stock units granted under the LTIP as part of any annual awards or the special grant will continue to vest under the existing schedule, and the actual number of performance restricted share units which will be considered vested will be determined:

•	by actual performance for any completed performance period through the date of termination and target performance for any incomplete or remaining performance periods.

     Office of the Chief Executive — Messrs. MacDonald, Hirji & Armstrong

In the event TD AMERITRADE fails to obtain the assumption of any employment agreement of any member of the OCE by a successor to TD AMERITRADE, then such event constitutes good reason for termination and he will be entitled to the applicable severance benefits described above.

The employment agreement of each of Messrs. MacDonald, Hirji and Armstrong provides that in the event that the severance and other benefits constitute excess parachute payments under section 280G of the Code and such severance payments and other benefits would be subject to an excise tax under section 4999 of the Code, then the severance benefits payable will be either (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax, whichever of the these amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt on an after-tax basis, of the greatest amount of severance benefits.

7.	Tax and Accounting Treatment

The compensation committee designs certain components of executive compensation to preserve income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers.

The Company believes that the cash bonuses paid and performance restricted stock units granted to executive officers under the management incentive plan are and will be fully deductible under section 162(m). In addition, the Company has adopted a general policy that all stock-based awards granted to its executive officers should generally only be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). The compensation committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, may approve compensation that is not fully deductible.

8.	Historical Stock Option Grant Procedures

TD AMERITRADE last granted stock options to employees on November 18, 2005, after which time it has utilized restricted stock units and performance restricted stock units as incentive equity awards.

All stock options issued by TD AMERITRADE, other than the two broad-based grants described below, were issued with a strike price equal to the closing price of the common stock on the grant date, except in connection with options assumed in the Datek Online Holdings Corp. merger, options with strike prices in excess of the closing price on the grant date and options issued on the date of the initial public offering of the Company, when the IPO offering price was used. TD AMERITRADE has not coordinated its option grants with the release of non-public information and has found no evidence of fraud or manipulation in its stock option grant practices.

Following an internal review of its stock option grant practices, TD AMERITRADE has identified two tranches of broad-based grants made under the LTIP issued with an exercise price less than the fair market value of the underlying common stock on the measurement date that are subject to tax as deferred compensation under section 409A of the Code. None of the named executive officers received options as part of these broad-based grants. TD AMERITRADE has made cash payments to its affected employees and will be offering affected employees the ability to amend affected options to provide them with an increased exercise price so that the unfavorable tax consequences of section 409A of the Code become inapplicable to any of its employees. The total cost of the cash payments made to affected employees was approximately $250,000.

9.	Changes Since end of FY 2006

As of the first day of the 2007 fiscal year, on September 30, 2006:

•	John R. MacDonald, the chief financial officer during the 2006 fiscal year, became chief operating officer.

•	William J. Gerber became chief financial officer.

•	Asiff S. Hirji, the chief operating officer during the 2006 fiscal year, became the president of the client group.

•	T. Christian Armstrong became chief strategy officer.

The employment contract of each of Messrs. MacDonald, Hirji and Armstrong entered into in May 2006 were not amended or affected in any way in connection with these changes, and each of Messrs. MacDonald, Hirji and Armstrong remain as members of the office of the chief executive.

On November 3, 2006, Glenn H. Hutchins resigned as a member of the board of directors. Mr. Hutchins’ place as a member of the compensation committee has been taken by Mark L. Mitchell.

As discussed in detail in Proposal No. 3 — Approval of the 2006 Directors Incentive Plan and Proposal No. 4 — Approval of the Management Incentive Plan, the compensation committee has approved the 2006 Directors Incentive Plan to replace the 1996 Directors Incentive Plan and 2007 Management Incentive Plan, respectively, in each case subject to approval by TD AMERITRADE stockholders at the 2007 annual meeting.

Fredric J. Tomczyk, Chairman
Dan W. Cook III
Mark L. Mitchell*

*Joined the H.R. and Compensation Committee as of November 3, 2006

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Performance Graph

The Company performance information is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the Company performance information shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the 1933 Act or the 1934 Act.

The following graph and table set forth information comparing the cumulative total return from a $100 investment in the Company, a broad-based stock index and the stocks making up an industry peer group on September 28, 2001 through the end of the Company’s most recent fiscal year.

	Period Ended
Index	9/28/01	9/27/02	9/26/03	9/24/04	9/30/05	9/29/06

TD AMERITRADE Holding Corporation	100.00	97.26	298.50	291.27	535.41	615.61
S&P 500	100.00	80.70	99.01	112.20	126.45	140.09
Peer Group	100.00	77.62	113.79	93.77	148.66	189.98

The Peer Group is comprised of the following companies that have significant retail brokerage operations:

The Charles Schwab Corporation
E*TRADE Financial Corporation

Certain Relationships and Related Transactions

During fiscal 2006, the Company paid approximately $157,000 to Gartner, Inc. for professional research services. Michael J. Bingle, a former director of the Company, is a director of Gartner, Inc.

During fiscal 2006, the Company paid approximately $270,000 to Citrix Systems, Inc. for information technology services. Asiff S. Hirji, the Company’s President, Client Group, is a director of Citrix Systems, Inc.

Two siblings and a brother-in-law of J. Joe Ricketts each held management positions with the Company during fiscal 2006 and received compensation ranging from approximately $100,900 to $171,400.

Under an agreement between the Company and Joseph H. Moglia, Chief Executive Officer, dated September 13, 2001, the Company agreed to lend Mr. Moglia the Medicare tax amounts due from time to time resulting from his vesting in benefits under the deferred compensation plan. Mr. Moglia is required to repay the loan, which does not bear interest, at the time of termination of his employment. The Company may offset the amount of the loan against the amount that would otherwise be payable to Mr. Moglia under the deferred compensation plan. The balance of the loan was approximately $222,000 as of September 29, 2006.

Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

As a result of the Company’s acquisition of TD Waterhouse, TD became an affiliate of the Company. The Company transacts business and has extensive relationships with TD and certain of its affiliates. A description of significant agreements and transactions with TD and its affiliates is set forth below.

Registration Rights Agreement

The Company, the Ricketts holders and TD are a party to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock.

Demand Registrations

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.

Piggy Back Registrations

The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

Expenses

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.

Trademark License Agreement

The Company and TD are a party to a trademark license agreement, which requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The TD AMERITRADE Name

Pursuant to the terms of the trademark license agreement, the Company is required to use the TD AMERITRADE name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD AMERITRADE name in the U.S. in corporate identity and marketing materials. The Company has further agreed to use the TD AMERITRADE name and, in conjunction with it, the TD logo, in other countries unless the Company reasonably determines such use would not be consistent with or to the benefit of the Company’s business in a particular country.

The trademark license agreement grants the Company a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD AMERITRADE” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered investment advisers. Pursuant to the terms of the trademark license agreement, TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisers in the U.S.

Ownership and Protection of the TD AMERITRADE Name

Pursuant to the terms of the trademark license agreement, TD and the Company jointly own the TD AMERITRADE name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD AMERITRADE name. The Company has further agreed to use commercially reasonable efforts to keep TD informed and to allow TD to provide reasonable input as to the registration, maintenance and prosecution strategy in connection with the TD AMERITRADE trademark. Pursuant to the terms of the trademark license agreement, the Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD AMERITRADE trademark.

Indemnification

Pursuant to the terms of the trademark license agreement, the Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD AMERITRADE name or the TD logo, as the case may be, is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo, as the case may be.

Term; Termination

The term of the trademark license agreement is 10 years from January 24, 2006, and is automatically renewable for additional periods of 10 years each, unless earlier terminated. Under the terms of the trademark license agreement, the Company and TD can each terminate the trademark license agreement upon any of the following events: if the other party becomes insolvent, makes an assignment for the benefit of creditors, a trustee or receiver is appointed for a material part of the other party’s assets, or a proceeding in bankruptcy is not dismissed within 90 days; if the other party fails to cure a material breach within 60 days of the initial notice of material breach; if the other party is subject to a decree dissolving such other party which has been in effect for more than 30 days; if there is a change of control of the other party that results in such other party being controlled by a competitor; if TD beneficially owns voting securities representing 4.17% or less of the total voting power of the

Company; if a third party bona fide tender or exchange offer for not less than 25% of the outstanding shares of common stock of the Company is consummated; if the Company’s board of directors consummates a takeover proposal from a third party; or if the TD trademark or logo becomes materially damaged by the other party.

Effects of Termination

Upon termination of the trademark license agreement, the Company has agreed to stop all new uses of the TD mark within six months and discontinue all use of the TD mark within 12 months. Neither the Company nor TD shall be entitled to use the TD AMERITRADE name after the trademark license agreement terminates, and all trademark applications and registrations for the TD AMERITRADE trademark shall be expressly abandoned.

URL License Agreement

TD and the Company are also a party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TDWaterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TDWaterhouse websites. The term of the URL license agreement is 10 years from January 24, 2006 unless mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice

Money Market Deposit Account Agreement

Three broker-dealer subsidiaries of the Company, TD AMERITRADE, Inc. (formerly TD Waterhouse Investor Services, Inc.) (“TDA Inc.”), Ameritrade, Inc. and National Investor Services Corp. (“NISC”), are party to a money market deposit account agreement with TD Bank USA, N.A. (“TD Bank USA”) (formerly known as TD Waterhouse Bank, N.A.) and TD, pursuant to which TD Bank USA makes available to clients of TDA Inc. money market deposit accounts as designated sweep vehicles. TDA Inc. provides marketing and support services with respect to the money market deposit accounts and Ameritrade, Inc. and NISC act as agents for clients of TDA Inc. and as recordkeepers for TD Bank USA, in each case with respect to the money market deposit accounts. In exchange for providing these services, TD Bank USA pays TDA Inc., Ameritrade, Inc. and NISC collectively a fee based on the yield earned by TD Bank USA on the client MMDA assets, less the actual interest paid to clients, actual interest cost incurred on borrowings, a flat fee to TD Bank USA of 20 basis points and certain direct expenses. The MMDA agreement has an initial term of two years from January 24, 2006 and is automatically renewable for successive two year terms, provided that following the first anniversary of the agreement, the agreement may be terminated by any party thereto upon one year’s prior written notice. The Company earned fee income associated with the money market deposit account agreement of $185.0 million for fiscal 2006.

Mutual Fund Agreements

The Company or certain of its subsidiaries and an affiliate of TD are party to a services agreement, transfer agency agreement, shareholder services agreement and a dealer agreement pursuant to which certain mutual funds are made available as money market sweep or direct purchase options to Company clients, and the Company performs marketing support services with respect to those funds. In consideration for offering the funds and performing the marketing support services, the affiliate of TD compensates the Company in accordance with the provisions of the services agreement. The Company also performs certain services for the applicable fund and receives fees for those services. In the event payments under the transfer agency agreement, shareholder services agreement and dealer agreement are less than the minimum compensation called for by the services agreement, the deficit is paid under the services agreement. The services agreement has an initial term of two years from January 24, 2006 and is automatically renewable for successive two year terms (so long as certain related agreements are in effect), provided that following the first anniversary of the agreement, the agreement may be terminated by any party thereto upon one year’s prior written notice. The Company may terminate the services agreement upon

120 days notice if it does not earn monthly fees greater than a specified level. The Company earned fee income associated with these agreements of $62.6 million for fiscal 2006.

Interim Cash Management Services Agreement

Pursuant to an Interim Cash Management Services Agreement, TD Bank USA provides cash management services to clients of TDA Inc. until the earlier of TDA Inc. successfully converting the cash management services to another service provider or TD Bank USA and TDA Inc. entering into a formal cash management services agreement. In exchange for such services, the Company pays TD Bank USA service-based fees agreed upon by the parties. The Company incurred expense associated with the interim cash management services agreement of $2.3 million for fiscal 2006.

Bridge Loan and Subordinated Notes

Prior to the closing of the Company’s acquisition of TD Waterhouse, TD Waterhouse and an affiliate of TD executed a promissory note whereby TD Waterhouse borrowed $270 million from TD (the “Bridge Loan”). The purpose of the Bridge Loan was to monetize non-cash assets of TD Waterhouse to enable TD Waterhouse to retain cash equal to $1.00 per share of the $6.00 per share special cash dividend declared by the Company, as required by the Purchase Agreement. The Company assumed the Bridge Loan obligation upon the closing of the acquisition of TD Waterhouse. The Bridge Loan was scheduled to mature on July 24, 2006 and bore interest at the daily effective federal funds rate until the completion of the closing date balance sheet adjustments as specified in the Purchase Agreement, and after that time bore interest at the federal funds rate plus 150 basis points. The Company repaid $200 million of the Bridge Loan during March 2006 and the remaining $70 million balance during June 2006.

Upon the closing of the Company’s acquisition of TD Waterhouse, the Company assumed $30 million of Subordinated Debt Series B Notes (the “Subordinated Notes”), which were payable to an affiliate of TD. The Subordinated Notes were unsecured and were redeemable in November 2012. The Subordinated Notes bore interest at a fixed rate of 6.64 percent. During June 2006, the Company repaid the entire $30 million of Subordinated Notes.

The Company incurred interest expense for fiscal 2006 of $2.6 million and $0.8 million for the Bridge Loan and Subordinated Notes, respectively.

Indemnification Agreement for Phantom Stock Plan Liabilities

Pursuant to an Indemnification Agreement, the Company agreed to assume TD Waterhouse liabilities related to the payout of awards under The Toronto-Dominion Bank 2002 Phantom Stock Incentive Plan following the completion of the acquisition. Under this plan, participants were granted units of stock appreciation rights (SARs) based on TD’s common stock that generally vest over four years. At the maturity date, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. In connection with the payout of awards under the 2002 Phantom Stock Incentive Plan, TD Discount Brokerage Holdings LLC (“TDDBH”), a direct wholly-owned subsidiary of TD, agreed to indemnify the Company for any liabilities incurred by the Company in excess of the provision for such liability included on the closing date balance sheet of TD Waterhouse. In addition, in the event that the liability incurred by the Company in connection with the 2002 Phantom Stock Incentive Plan is less than the provision for such liability included on the closing date balance sheet of TD Waterhouse, the Company agreed to pay the difference to TDDBH. There were 244,100 SARs outstanding as of September 29, 2006, with an approximate value of $7.8 million. The Indemnification Agreement effectively protects the Company against fluctuations in TD’s common stock price with respect to the SARs, so there will be no net effect on the Company’s results of operations resulting from such fluctuations.

Restricted Share Units and Related Swap Agreements

The Company assumed TD Waterhouse restricted share unit plan liabilities following the completion of the acquisition of TD Waterhouse. Restricted share units are phantom share units with a value equivalent to the Toronto Stock Exchange closing price of TD common shares on the day before the award issuance. These awards vest and mature on the third or fourth anniversary of the award date at the average of the high and low prices for the 20 trading days preceding the redemption date. The redemption value, after withholdings, is paid in cash. Under these plans, participants are granted phantom share units equivalent to TD’s common stock that are cliff vested over three or four years. On the acquisition date of TD Waterhouse, the Company entered into equity swap agreements with an affiliate of TD to offset changes in TD’s common stock price. The Company incurred $0.3 million of interest expense to the TD affiliate to finance the swap agreements during fiscal 2006. There were 335,980 restricted share units outstanding as of September 29, 2006, with an approximate value of $19.9 million. The Company recorded gains on fair value adjustments to the equity swap agreements of $1.7 million for fiscal 2006.

Canadian Call Center Services Agreement

Pursuant to the Canadian Call Center Services Agreement, as amended, TD will continue to receive and service client calls at its London, Ontario site for clients of TDA Inc., until November 30, 2008, unless the agreement is terminated earlier in accordance with its terms. In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. The Company incurred expenses associated with the Canadian Call Center Services Agreement of $8.3 million for fiscal 2006.

Clearing Services

NISC provides clearing services to a U.S. affiliate of TD. The Company earned fee income associated with these clearing services of $1.1 million for fiscal 2006.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF AUDITOR

Ernst & Young LLP has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending September 28, 2007. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter; provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. Abstentions will not have any effect on the outcome of this proposal. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending September 28, 2007, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING SEPTEMBER 28, 2007.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Change in Accountants

On November 15, 2005, Deloitte & Touche LLP (“D&T”), the Company’s previous independent registered public accounting firm, informed the Company that D&T declined to stand for reelection for the fiscal year ending on September 29, 2006 due to independence issues that would preclude D&T from continuing to serve as the Company’s independent registered public accounting firm after the closing of the Company’s acquisition of TD Waterhouse. D&T ceased its service as the Company’s independent registered public accounting firm effective upon the completion of the audit of the Company’s financial statements for the fiscal year ended September 30, 2005.

Ernst & Young LLP (“E&Y”) was appointed as the independent registered public accounting firm for TD AMERITRADE by the Audit Committee on November 15, 2005 and ratified by stockholders at the March 9, 2006 Annual Meeting of Stockholders. The Company did not consult with E&Y regarding any of the matters or events set forth in Item 304(a)(2) of SEC Regulation S-K during the Company’s fiscal years ended September 30, 2005 and September 24, 2004, and during the interim period from October 1, 2005 through November 15, 2005.

As previously disclosed in Item 4.02(a) of the Company’s Form 8-K filed on November 18, 2005, the Company filed an amended Form 10-K for the fiscal year ended September 24, 2004 to restate the Company’s Consolidated Balance Sheets as of September 24, 2004 and September 26, 2003, and the related Consolidated Statements of Operations, Consolidated Statements of Stockholders’ Equity and Consolidated Statements of Cash Flows for the fiscal years then ended to account for the embedded collars within the forward contracts on the Company’s investment in Knight Capital Group, Inc. as non-hedging derivatives. The audit reports of D&T as previously included in the Company’s Form 10-K for the fiscal year ended September 24, 2004, filed on December 9, 2004, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. As a result of the restatement, reliance should not be placed on D&T’s reports of independent registered public accounting firm included in the Form 10-K filed on December 9, 2004. The audit reports of D&T on the Company’s restated financial statements for the fiscal year ended September 24, 2004, included in the Company’s Form 10-K/A filed on November 18, 2005, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of D&T for the fiscal year ended September 30, 2005, included in the Company’s Form 10-K filed on December 14, 2005, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended September 30, 2005 and September 24, 2004, and during the interim period from October 1, 2005 through November 15, 2005, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreement in connection with its report. During the Company’s fiscal years ended September 30, 2005 and September 24, 2004 and the interim period from October 1, 2005 through November 15, 2005, there were the following reportable events as described in Item 304(a)(1)(v) of SEC Regulation S-K:

1) The restatement of the Company’s financial statements for the fiscal years ended September 24, 2004 and September 26, 2003 described above and further described under Item 4.02 of the Company’s Form 8-K filed on November 18, 2005. The Audit Committee of the Board of Directors discussed this matter with D&T and authorized D&T to respond fully to inquiries of E&Y concerning such matter.

2) A matter reported in the Company’s Form 10-K for the fiscal year ended September 24, 2004 related to a Federal Deposit Insurance Corporation (“FDIC”) insured deposit sweep program available to Ameritrade, Inc.’s clients wherein funds were deposited, through an intermediary agent, into FDIC-insured deposit accounts at banks. D&T concluded that the controls in place relating to the program were not properly designed to provide reasonable assurance that the funds were properly recorded and disclosed in the financial statements and assets were appropriately considered in regulatory net capital computations. In D&T’s judgment, this was a material weakness in internal control over financial reporting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the year ended September 29, 2006 and fees for professional audit services rendered by D&T for the audit of the Company’s annual financial statements for the year ended September 30, 2005; and fees for other services rendered by E&Y and D&T during those periods.

	2006 (E&Y)	2005 (D&T)

Audit Fees	$2,045,000	$954,884
Audit Related Fees	144,000	291,371
Tax Fees	0	103,546
All Other Fees	25,000	99,721

Total	$2,214,000	$1,449,522

Audit Fees.  Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees.  Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax Fees.  Tax services include fees for tax compliance, tax advice and tax planning.

All Other Fees.  All other fees for fiscal 2006 include fees for a subscription-based service designed to assist the Company with the Form 1099-DIV reporting process. For fiscal 2005, all other fees are related to personal tax preparation services for executive officers pursuant to their employment agreements.

The Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2006 and 2005 were compatible.

We have been advised by Ernst & Young LLP that neither that firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent auditor. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements and the quarterly reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Services — Audit-related services include fees for SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.

Tax — Tax services include fees for tax compliance, tax advice and tax planning.

Other Services — Other services are pre-approved on an engagement-by-engagement basis.

Report of the Audit Committee

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the adopted Audit Committee charter through a formal written report dated and executed as of December 5, 2006. A copy of that report is set forth below.

December 5, 2006

The Board of Directors
TD AMERITRADE Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for TD AMERITRADE Holding Corporation and subsidiaries (“TD AMERITRADE”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NASDAQ standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD AMERITRADE management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Corporation’s independent Registered Public Accounting (RPA) firm, Ernst & Young LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the Unites States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD AMERITRADE Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD AMERITRADE’s systems of internal control for the fiscal year ended September 29, 2006.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 29, 2006:

•	Reviewed and discussed the audited financial statements with management and the external auditors.

•	Discussed with the external auditors the matters requiring discussion by Statement on Auditing Standards No. 61 and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

•	Received written disclosures and letter from the external auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors their independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD AMERITRADE’s Annual Report on Form 10-K for the fiscal year ended September 29, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD AMERITRADE Holding Corporation Audit Committee

Marshall A. Cohen, Chairman
Robert T. Slezak
Wilbur J. Prezzano

PROPOSAL NO. 3

APPROVAL OF THE
2006 DIRECTORS INCENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve the TD AMERITRADE Holding Corporation 2006 Directors Incentive Plan. We refer to this plan as the 2006 Plan in this proxy statement. The 2006 Plan is intended to replace the Ameritrade Holding Corporation 1996 Directors Incentive Plan. We refer to this prior plan as the Prior Director Plan in Proposal No. 3. If the 2006 Plan is approved, the Prior Director Plan will be terminated and no new awards shall be granted after such termination.

The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions on the Company’s Board of Directors. The Board of Directors expects that the 2006 Plan will continue to be an important factor in attracting, retaining and rewarding the high caliber directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

The Board of Directors adopted the 2006 Plan effective as of November 15, 2006. The number of shares of common stock reserved for issuance under the 2006 Plan is not being increased above that previously authorized by Company stockholders under the Prior Director Plan.

Summary of the 2006 Plan

The following summary of the principal features of the 2006 Plan is qualified in its entirety by the specific language of the 2006 Plan, a copy of which is attached to this Proxy Statement as Appendix A and which may also be accessed from the SEC’s website at http://www.sec.gov. In addition, a copy of the 2006 Plan may be obtained upon written request to the Company.

General.  The purpose of the 2006 Plan is to attract and retain non-employee directors whose abilities, experience and judgment can contribute to the growth and profitability of the Company and to facilitate the non-employee directors’ ability to acquire a proprietary interest in the Company. The 2006 Plan seeks to achieve these purposes by providing for the award of stock options, stock appreciation rights, restricted stock awards, restricted stock units and director deferred fee awards.

Authorized Shares.  A total of 1,830,793 shares of our common stock, subject to adjustment as described below, have been reserved for the granting of awards. The number of shares available for grant of new awards under the 2006 Plan, determined at any time, shall be reduced by the number of shares of our common stock subject to awards under the Prior Director Plan. The shares available under the 2006 Plan may be currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance. However, shares shall not again become available for issuance under the 2006 Plan if they were (i) withheld or surrendered to satisfy tax withholding obligations of any award, (ii) surrendered in payment of stock option exercise price or (iii) subject to the grant of a stock appreciation right which were not issued upon settlement of the stock appreciation right.

Adjustments to Shares Subject to the 2006 Plan.  In the event of any merger, consolidation, reorganization, spin-off, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of common stock or other change in the corporate structure or capitalization affecting common stock, the number of shares of stock reserved, the type and number of shares of stock which are subject to outstanding awards and the terms of any such outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Board of Directors or the H.R. and Compensation Committee (the “Committee”) to preserve the value of benefits awarded or to be awarded to participants.

Administration.  The 2006 Plan will be administered by the Board of Directors or the Committee (collectively the “Administrator”). Subject to the provisions of the 2006 Plan, the Administrator determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Administrator may amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. However, the 2006 Plan forbids, without stockholder approval, the repricing of any outstanding option or stock appreciation right through either (i) the cancellation of outstanding options or stock appreciation rights and the grant in substitution therefore of any new award, or (ii) the amendment of outstanding options or stock appreciation rights to reduce the exercise price thereof. The Administrator will interpret the 2006 Plan and awards granted thereunder, and all determinations of the Administrator will be final and binding on all persons having an interest in the 2006 Plan or any award.

Eligibility.  Awards may only be granted to non-employee members of our Board of Directors. As of the Record Date, the Company had ten non-employee directors who would be eligible for awards.

Stock Options.  Each option granted must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2006 Plan.

The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. Generally, the fair market value of the common stock is the closing market composite price per share on the date of grant as quoted on the Nasdaq Global Select Market. On the Record Date, the closing price of the Company’s common stock on the Nasdaq Global Select Market was $16.66 per share.

An option’s exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the option (a “cashless exercise”), to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price, or by any combination of these. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Administrator. The maximum term of any option is ten years. The Administrator will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.

Stock options are nontransferable by the optionee, other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

Stock Appreciation Rights.  Each stock appreciation right must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2006 Plan.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the Company common stock between the date of grant of the award and the date of its exercise. The Company may pay the appreciation either in cash or in shares of common stock. The Administrator may grant stock appreciation rights in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled. Freestanding stock appreciation rights vest and become exercisable at the times and on the terms established by the Administrator. Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Restricted Stock Awards.  Each restricted stock award granted must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2006 Plan. Restricted stock awards may be subject to vesting conditions based on such service or other criteria as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units.  The Administrator may grant restricted stock units which represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to the Company. The Administrator may grant restricted stock unit awards subject to vesting conditions similar to those applicable to restricted stock awards. The Company may pay the appreciation either in cash or in shares of common stock. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of stock are issued in settlement of such awards. However, the Administrator may grant restricted stock units that entitle a participant to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends paid with respect to common stock.

Director Deferred Fee Awards.  The 2006 Plan provides that participants may elect to receive, in lieu of payment in cash or stock of all or any portion of such participant’s cash and/or stock compensation, an award of deferred stock units. A participant electing to receive deferred stock units will be granted automatically, on the effective date of such deferral election, an award (a “Deferred Stock Unit Award”) for a number of stock units equal to the amount of the deferred compensation divided by an amount equal to the fair market value of a share of our common stock as quoted by the national or regional securities exchange or market system on which the common stock is listed on the date of grant. A stock unit is an unfunded bookkeeping entry representing a right to receive one share of our common stock in accordance with the terms and conditions of the Deferred Stock Unit Award. Participants are not required to pay any additional cash consideration in connection with the settlement of a Deferred Stock Unit Award. A participant’s compensation not paid in the form of a Deferred Stock Unit Award will be paid in cash in accordance with the Company’s normal director payment procedures, unless such cash amounts are also deferred pursuant to the 2006 Plan or any other deferred compensation plan of the Company.

Each Deferred Stock Unit Award will be evidenced by a written agreement between the Company and the participant specifying the number of stock units subject to the award and the other terms and conditions of the Deferred Stock Unit Award, consistent with the requirements of the 2006 Plan. Deferred Stock Unit Awards are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award. A holder of a stock unit has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the stock unit. Prior to settlement, no Deferred Stock Unit Award may be assigned or transferred other than by will or the laws of descent and distribution.

Effect of a Change in Control.  The 2006 Plan provides that in the event of a “change in control” of the Company, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award. In addition, immediately prior to any “change in control” all outstanding awards will become fully vested and, if applicable, exercisable immediately prior to the change in control, and the Company will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Termination or Amendment.  The 2006 Plan will continue in effect until the first to occur of (1) its termination by the Board of Directors, or (2) the date on which all shares available for issuance have been issued and all restrictions on such shares have lapsed. The Board of Directors may terminate or amend the 2006 Plan at any time, provided that no amendment may be made without stockholder approval if (i) the Company deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of the Company is then listed or (ii) the amendment purports to reprice stock options or stock appreciation rights. No termination or amendment may affect any outstanding award unless expressly provided by the Administrator, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2006 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Nonstatutory Stock Options.  An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit Awards.  There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Director Deferred Fee Awards.  A participant generally will recognize no income upon the grant of a Director Deferred Fee Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our common stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Historical Plan Benefits

Awards Granted to Certain Individuals and Groups.  The number of options or other awards (if any) that an individual may receive under the 2006 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. None of our executive officers are eligible to participate in the 2006 Plan or the Prior Director Plan. Our current directors who are not executive officers were granted an aggregate total of 9,672 restricted stock units during the fiscal year ended September 29, 2006 under the Prior Director Plan. There were no grants of stock options under the Prior Director Plan during the fiscal year ended September 29, 2006.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and voting on the matter is required to approve the 2006 Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors believes that the approval of the 2006 Plan is in the best interests of the Company and its stockholders for the reasons stated above. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2006 PLAN.

PROPOSAL NO. 4

APPROVAL OF THE
MANAGEMENT INCENTIVE PLAN

The Board of Directors of the Company has adopted the TD AMERITRADE Holding Corporation Management Incentive Plan (the “Incentive Plan”) effective as of November 15, 2006. At the Annual Meeting, the stockholders will be asked to approve the Incentive Plan. Stockholder approval of the adoption of the Incentive Plan is sought to permit the Company to use the Incentive Plan to achieve our goal of increasing stockholder value and to qualify the Incentive Plan under section 162(m) of Internal Revenue Code, thereby allowing the Company to deduct for federal income tax purposes compensation paid under the Incentive Plan. If stockholders do not approve the adoption of the Incentive Plan, it will not be adopted. If that happens, we may not be entitled to a tax deduction for some or all of the incentive cash compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers.

Summary of the Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan’s full text, a copy of which is attached hereto as Appendix B and which may also be accessed from the SEC’s website at http://www.sec.gov. In addition, a copy of the Incentive Plan may be obtained upon written request to the Company.

General.  The purpose of the Incentive Plan is to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Incentive Plan’s goals are to be achieved by providing such executives with incentive awards only after the achievement of specified goals relating to the performance of the Company.

Administration.  The Incentive Plan will be administered by the H.R. and Compensation Committee of the Board of Directors (the “Committee”). The Committee may delegate specific administrative tasks to Company employees or others to assist with day-to-day administration of the Incentive Plan. To the extent such a delegation of authority has been made, the term “Committee” in this Proposal No. 4 should be read as “Committee or its delegate.” The Committee shall consist of two or more members of the Board who are not employees of the Company and who otherwise qualify as outside directors under Code section 162(m). Subject to the terms of the Incentive Plan, the Committee has sole discretion to:

•	select the employees who will be eligible to receive awards;

•	determine the target award for each participant;

•	establish a period of time or “performance period” during which performance will be measured;

•	set the performance goals that must be achieved during the performance period before any actual awards are paid;

•	establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	interpret the provisions of the Incentive Plan.

Participation and Eligibility.  The Committee selects the employees of the Company who will be eligible to receive awards under the Incentive Plan for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Committee has discretion to select the participants.

As of November 15, 2006, the Committee has established (subject to stockholder approval of the Plan) one performance period under the Incentive Plan. That performance period will run from September 30, 2006 through September 28, 2007 (the “2007 Fiscal Year Performance Period”). Approximately 40 employees have been designated for participation in the Fiscal Year 2007 Performance Period. We currently expect that a similar number of employees will participate in future years and performance periods, but the actual number of employees participating may be higher or lower as determined by the Committee.

Plan Operation.  The duration of each performance period will be determined by the Committee in its discretion. The Committee currently expects that most performance periods under the Incentive Plan will last for one fiscal year but the Committee may establish shorter or longer performance periods in the future. However, no performance period may last longer than three fiscal years. Also, no participant may participate in more than three performance periods at any one time.

For each performance period, the Committee will designate the employees eligible to participate in that performance period and for each participant also will establish:

•	a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and

•	the performance goal or goals that must be achieved before an award actually will be paid to the participant.

The performance goals will require the achievement of objectives for one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of the Company’s common stock, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) gross and net client asset growth, (xvi) gross and net account growth, (xvii) total stockholder return, (xviii) return on capital, (xix) return on assets, (xx) product quality, (xxi) economic value added, (xxii) number of customers, (xxiii) market share, (xxiv) return on investments, (xxv) profit after taxes, (xxvi) customer satisfaction, (xxvii) business divestitures and acquisitions, (xxviii) supplier awards from significant customers, (xxix) new product development, (xxx) working capital, (xxxi) individual objectives, (xxxii) time to market, (xxxiii) return on net assets, and (xxxiv) sales. Performance goals may differ from participant to participant, performance period to performance period and from award to award.

The Committee may choose to set target goals (from the above list): (a) in absolute terms, (b) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or per capita basis, (d) against the performance of the Company as a whole or against particular segments or products of the Company and/or (e) on a pre-tax or after-tax basis. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than generally accepted accounting principles).

After the performance period ends, the Committee will certify the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Incentive Plan limits actual awards to a maximum of $20 million per person for any performance period, even if the pre-established formula otherwise indicates a larger award. Also, as indicated above, no participant may participate in more than three performance periods at any one time.

The Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Committee, a participant will forfeit the bonus if a participant terminates employment before the bonus actually is paid. However, the Committee has discretion to pay out part or all of the award.

Actual awards shall generally be paid in cash generally no later than ninety (90) days after the performance period ends. However, the Committee has discretion to pay any such award in the form of restricted shares, restricted stock units or stock options under any of the Company’s stock plans. The Committee also has the discretion to defer payment of part or all of any bonuses and/or to apply a vesting schedule (which may be time-based or performance-based) to part or all of any bonuses. No time-based vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the bonus) may be longer than four years.

Federal Income Tax Considerations

An actual award under the Incentive Plan generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. The Company generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1,000,000 the amount of compensation that may be deducted by the Company in any tax year with respect to the Company’s Chief Executive Officer or any of the four other most highly compensated executive officers. However, if the Company pays compensation that is “performance based” under section 162(m), the Company still may receive a federal income tax deduction for the compensation even if it is more than $1 million during a single year. The Incentive Plan is designed, and is intended to be administered, to allow the Company to pay incentive compensation that is performance based and therefore fully tax deductible on the Company’s federal income tax return.

Amendment and Termination of the Plan

The Committee may amend or terminate the plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Estimated Bonuses to be Paid to Certain Individuals and Groups

Awards under the Incentive Plan (if any) will be determined based on actual future performance during performance periods designated by the Committee. As a result, future actual awards cannot now be determined. The following table sets forth the target awards for the Fiscal Year 2007 Performance Period for the persons and groups shown below. For the Fiscal Year 2007 Performance Period, the Committee selected performance goals that relate to the achievement of targets for fiscal 2007 diluted earnings per share. These potential bonus amounts (if any) for the Fiscal Year 2007 Performance Period are included in the table below and are subject to stockholder approval. The maximum award any individual participant can receive for any performance period is $20 million. Our executive officers are eligible to receive awards under the Incentive Plan and, accordingly, our executive officers have an interest in this proposal.

Name of Individual or Group	Target Award(7)

Joseph H. Moglia, Chief Executive Officer(1)	$9,000,000
John R. MacDonald, Executive Vice President, Chief Operating Officer(2)	$1,600,000
Asiff S. Hirji, President, Client Group(2)	$1,600,000
T. Christian Armstrong, Executive Vice President, Chief Strategy Officer(2)	$1,600,000
J. Joe Ricketts, Chairman and Founder(3)	$975,000
All executive officers, as a group(4)	$17,075,000
All employees who are not executive officers, as a group(5)	$6,265,000
All directors who are not executive officers, as a group(6)	0

(1)	Mr. Moglia’s target award consists of $3,000,000 in cash and $6,000,000 in performance restricted stock units.

(2)	The target awards for each of Messrs. MacDonald, Hirji and Armstrong consist of $960,000 in cash and $640,000 in performance restricted stock units.

(3)	Mr. Ricketts’ target award consists of $585,000 in cash and $390,000 in restricted stock units.

(4)	The aggregate target award for the executive officers, as a group, consists of $8,035,000 in cash, $8,650,000 in performance restricted stock units and $390,000 in restricted stock units.

(5)	The aggregate target award for all employees who are not executive officers, as a group, consists of $4,685,290 in cash and $1,579,710 in performance restricted stock units.

(6)	This group is not eligible to participate in the Incentive Plan.

(7)	In addition to the targeted awards, there is a discretionary bonus pool for fiscal 2007, which will only be paid if the target EPS for fiscal 2007 is met or exceeded. The maximum bonus pool is $5 million in the aggregate. Any individual participant’s discretionary bonus pool award is limited to 75% of such participant’s annual total bonus target, other than Mr. Moglia, whose discretionary bonus pool award is limited to 75% of his annual cash bonus target.

There can be no assurance that the target awards shown above actually will be paid. The actual award paid (if any) may be higher or lower depending on actual performance compared to the targeted performance goals. In no event will any participant’s actual award for the Fiscal Year 2007 Performance Period under the Incentive Plan exceed the maximum award shown. In addition, the Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula.

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and voting on the matter is required to approve the Incentive Plan. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors believes that the Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MANAGEMENT INCENTIVE PLAN.

INFORMATION REGARDING PLANS AND OTHER ARRANGEMENTS NOT SUBJECT TO
SECURITY HOLDER ACTION

The following table summarizes, as of September 29, 2006, information about compensation plans under which equity securities of the Company are authorized for issuance:

			Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	17,607,630	$4.79	28,206,629	(1)
Individual equity compensation arrangement	411,413	$3.48	N/A

Total	18,019,043	$4.76	28,206,629

(1)	The Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and the 1996 Directors Incentive Plan authorize the issuance of shares of common stock as well as options. As of September 29, 2006, there were, in the aggregate, 23,537,506 shares remaining available for issuance pursuant to the LTIP and the Directors Plan.

The table above includes the following options assumed in connection with the Company’s merger with Datek in fiscal 2002:

	Number of Securities to	Weighted-Average
	be Issued Upon Exercise of	Exercise Price of
	Outstanding Options,	Outstanding Options,
	Warrants and Rights	Warrants and Rights
Plan Category	(a)	(b)

Equity compensation plans approved by security holders	494,403	$3.71
Individual equity compensation arrangement	411,413	$3.48

Total	905,816	$3.60

The Company does not have any equity compensation plans that were not previously approved by stockholders. At September 30, 2005, the Company had in place an individual compensation arrangement assumed in the Datek merger that was not approved by Datek’s stockholders as follows:

•	Moishe Zelcer, a former employee of Datek, has an option to purchase 411,413 shares of Company common stock under a stock option agreement dated December 30, 1999. This option is fully vested and exercisable at an exercise price of $3.48 per share. This option expires on December 29, 2009.

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 26, 2007 by the Secretary of the Company at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Secretary no earlier than October 30, 2007 and no later than November 29, 2007. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

“HOUSEHOLDING” PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of this Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive separate copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
Attention: Investor Relations

ANNUAL REPORT

A copy of the Annual Report of the Company containing financial statements for the fiscal year ended September 29, 2006 accompanies this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the Board of Directors to vote on any other matter proposed by stockholders in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. In addition to solicitation by mail, the Company has made these materials available via the Internet at www.amtd.com. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 24, 2007

APPENDIX A

TD AMERITRADE HOLDING CORPORATION
2006 DIRECTORS INCENTIVE PLAN

(As Proposed to be Adopted at the 2007 Stockholders Meeting)

1. History, Purpose and Term of Plan.

1.1 History.  The Board approved this Plan, subject to stockholder approval, on November 15, 2006 (the “Effective Date”). The Plan is the successor to the Ameritrade Holding Corporation 1996 Directors Incentive Plan (the “Prior Plan”). If this Plan is approved by Company stockholders, the Prior Plan will then be terminated and no new awards will be issued thereunder.

1.2 Purpose.  The purposes of this Plan are to attract and retain as Non-Employee Directors persons whose abilities, experience and judgment can contribute to the growth and profitability of the Company and to facilitate the Non-Employee Directors’ ability to acquire a proprietary interest in the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Director Deferred Fee Awards.

1.3 Term.  The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed.

2. Definitions and Construction.

2.1 Definitions.  Whenever used herein, the following terms shall their respective meanings set forth below:

(a) “Applicable Laws” means the requirements relating to the administration of stock-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(b) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units or Director Deferred Fee Awards.

(c) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company. A change in the ownership of the Company will occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Stock of the Company that, together with the Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional Stock by any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock of the Company shall not be considered a Change of Control; or

(ii) A change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that: (1) the Board determines, in its sole and absolute discretion, that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock of the Company possessing up to fifty percent (50%) or more of the total voting power of the Stock of the

Company, in each case whether such acquisition is by means of a tender offer, exchange offer, merger, business combination or otherwise; or (2) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons shall not be considered a Change of Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s Stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in this subsection 2.1(e)(iii)(2)(C). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.1(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Additionally, for purposes of this Section 2.1(e), notwithstanding any public disclosure to the contrary, TD and the R Parties (as such terms are defined in the Stockholders Agreement) together will not be considered to have formed a group solely as a result of being parties or bound by the Stockholders Agreement and any future actions, agreements or arrangements between TD and the R Parties outside of the rights and obligations set forth in the Stockholders Agreement shall be taken into account when considering whether TD and the R Parties shall have formed a group in the future.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(g) “Committee” means the HR and Compensation Committee of the Board or any other committee consisting of individuals satisfying Applicable Laws appointed by the Board in accordance with Section 3 of the Plan.

(h) “Company” means TD Ameritrade Holding Corporation, a Delaware corporation, or any successor thereto.

(i) “Deferred Cash Award” means an amount equal to that portion of the Director Fees deferred by any Non-Employee Director under the Plan to be paid at a future date in the form of cash pursuant to Section 10.

(j) “Deferred Stock Unit Award” means an award of Restricted Stock Units granted pursuant to Section 10.

(k) “Director” means a member of the Board.

(l) “Director Deferred Fee Award” means any Deferred Cash Award or Deferred Stock Unit Award granted pursuant to Section 10.

(m) “Director Fees” means a Non-Employee Directors annual retainer fees, meeting fees, committee fees, chairperson fees and any other compensation payable in cash with respect to such individual’s service as a Director, provided, however, that Director Fees shall not include any amounts paid to the Director as an expense reimbursement.

(n) “Disability” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(o) “Dividend Right” means a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(p) “Employee” means any person who is employed by the Company or a Related Entity. Neither service as a Director nor payment of a director’s fee by the Company or Related Entity will be sufficient to constitute “employment” by the Company or Related Entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date and unless the Committee determines otherwise, the value of Stock determined as follows:

(i) If the Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing market composite price for such Stock as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Stock will be the mean between the high bid and low asked prices for the Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Stock, the Fair Market Value will be determined in good faith by the Committee.

(iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(s) “Non-Employee Director” means any Director who is not an Employee.

(t) “Option” means a stock option granted pursuant to Section 6 of the Plan that by its terms does not qualify or is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Option Price” means the price at which Shares may be purchased upon the exercise of an Option pursuant to Section 6.2.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Participant” means the holder of an outstanding Award.

(x) “Period of Restriction” means the period during which the transfer of Restricted Stock, Restricted Stock Units or Deferred Stock Units are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of performance goals, and/or the occurrence of other events as determined by the Board or the Committee.

(y) “Plan” means this TD Ameritrade Holding Corporation 2006 Directors Incentive Plan.

(z) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(aa) “Restricted Stock” means an Award of Stock granted pursuant Section 8 of the Plan.

(bb) “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive the value associated with a share of Stock on a date determined in accordance with the provisions of the Plan and the Participant’s Award Agreement.

(cc) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(dd) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ee) “Share” means a share of Stock, as adjusted in accordance with Section 5.3 of the Plan.

(ff) “Stock” means the common stock of the Company, or in each case as applicable, the cash equivalent thereof.

(gg) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 of the Plan is designated as SAR.

(hh) “Stockholders Agreement” means that certain Stockholders Agreement among Ameritrade Holding Corporation, the stockholders listed on Exhibit A thereto and The Toronto-Dominion Bank dated as of June 22, 2005.

(ii) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Administration.

3.1 Administration by Board or Committee.  The Plan shall be administered by the entire Board or the Committee.

3.2 Authority.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board or the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Non-Employee Directors to whom Awards may be granted hereunder;

(c) to determine the number of shares of Stock to be covered by each Award granted hereunder;

(d) to approve forms of Award Agreements for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Option Price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the

Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, will determine;

(f) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(g) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under such applicable foreign tax laws;

(h) to modify or amend each Award, including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(i) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise, settlement or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined by the applicable closing price of the Shares as reported on the applicable stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market of The Nasdaq Stock Market, which the Stock is listed and as reported in The Wall Street Journal or such other source as the Committee deems reliable. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Committee may deem necessary or advisable;

(j) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

(k) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(l) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(m) to determine whether Awards will be adjusted for Dividend Rights;

(n) to issue Awards in satisfaction of obligations owed to any Participant under any other Company incentive or deferred compensation plan;

(o) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(p) to make all other determinations deemed necessary or advisable for administering the Plan.

3.3 Effect of Decisions and Determinations under Plan.  The decisions, determinations and interpretations of the Board or the Committee will be final and binding on all Participants and any other holders of Awards.

3.4 Administration with Respect to Officers.  The Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, shall be administered in compliance with the requirements, if any, of Rule 16b-3 of the Exchange Act.

3.5 No Repricing.  Notwithstanding anything in the Plan to the contrary, without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board or the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and/or SARs and the grant in substitution therefore of any new Awards, including specifically, without limitation, any new Options and/or SARS having a lower exercise price or (b) the amendment of outstanding Options and/or SARs to reduce the exercise price thereof. This Section 3.5 shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code.

3.6 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board, members of the Board shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Participation.  Only those persons who, either at the time of grant of any Award or deferral of compensation (as applicable), are serving as Non-Employee Directors shall be eligible to participate in the Plan and receive Awards thereunder.

5. Shares Subject to the Plan.

5.1 Number of Shares Reserved.  The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 5.4, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 1,830,793 shares in the aggregate. The number of shares of Stock available for grant under this Plan in the form of new Awards, determined at any time, shall be reduced by the number of shares of Stock subject to awards under the Prior Plan (a “Prior Plan Award”).

5.2 Reusage of Shares.

(a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any Award, including any Prior Plan Award, that number of shares of Stock that was subject to the Award, or Prior Plan Award, but not delivered shall again be available for Awards under the Plan.

(b) In the event that shares of Stock are delivered under the Plan, or the Prior Plan, as Restricted Stock, Restricted Stock Units or Deferred Stock Units and are thereafter forfeited or reacquired by the Company pursuant to rights reserved in the Award Agreement, such forfeited or reacquired shares of Stock shall again be available for Awards under the Plan.

(c) Notwithstanding the provisions of Sections 5.2(a) or (b), the following shares of Stock shall not be available for reissuance under the Plan: (i) shares of Stock with respect to which the Participant has received the benefits of ownership (other than voting rights), either in the form of dividends or otherwise; (ii) shares of Stock which are withheld from any Award, or Prior Plan Award, or payment under the Plan, or the Prior Plan, to satisfy tax withholding obligations; (iii) shares of Stock which are surrendered to fulfill tax obligations; (iv) shares of Stock which are surrendered in payment of the Option Price upon the exercise of an Option; and (v) shares of Stock subject to the grant of SAR which are not issued upon settlement of the SAR.

5.3 Adjustments to Shares Reserved.  In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, the type and number of shares of stock which are or may be subject to awards under the Plan and the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) shall be equitably adjusted by the Board or the Committee in order to preserve the value of benefits awarded or to be awarded to Participants under the Plan.

6. Options.

6.1 Term of Option.  The term of each Option will be stated in the Award Agreement.

6.2 Option Price.  The Option Price shall be established by the Board or the Committee or shall be determined by a method established by the Board or the Committee at the time the Option is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Stock as of the date on which the Option is granted.

6.3 Waiting Period and Exercise Dates.  At the time an Option is granted, the Board or the Committee will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. The Board or the Committee, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of an Option (including stock acquired pursuant to the exercise of a tandem Stock Appreciation Right) as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Stock ownership by the Participant, and such other factors as the Board or the Committee determines to be appropriate.

6.4 Form of Consideration.  The Board or the Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration to the extent permitted by Applicable Laws may consist entirely of: (a) cash; (b) check; (c) other shares of Stock which meet the conditions established by the Committee to avoid any adverse financial accounting consequences (as determined solely by the Committee); (d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (e) any combination of the foregoing methods of payment; or (f) such other consideration and method of payment for the issuance of shares of Stock to the extent permitted by Applicable Laws.

6.5 Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the shares of Stock underlying such Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised. In addition, the exercise of an Option will result in the surrender of the corresponding rights under a tandem Stock Appreciation Right, if any.

(b) Termination of Service.  If a Participant ceases to be either a Director or an Employee, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, and except to the extent terminated earlier pursuant to the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Board or the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Committee, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(c) Disability of Participant.  If a Participant ceases to be either a Director or an Employee as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination as a result of Disability. Unless otherwise provided by the Board or the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(d) Death of Participant.  If a Participant dies while either a Director or an Employee, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Board or the Committee. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Board or the Committee, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Stock Appreciation Rights.

7.1 Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option or may be granted independently of any Option.

7.2 Exercise Price and Other Terms.  The Board or the Committee, subject to the provisions of the plan, will have complete discretion to determine the terms and conditions of each SAR granted under the Plan; provided, however, that (a) the exercise price per share subject to a tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to an independently granted SAR shall not be less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3 Exercise.  If a SAR is not in tandem with an Option, then the SAR shall be exercisable in accordance with the terms established by the Board or the Committee at the time of grant and set forth in the Award Agreement. If a SAR is granted in tandem with an Option, then the SAR shall be exercisable at the time the tandem Option is exercisable. The exercise of a tandem SAR will result in the surrender of the corresponding rights under the related Option.

7.4 Settlement of Award.  Upon the exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (a) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (b) the number of shares of Stock with respect to which the SAR is exercised. At the discretion of the Board or the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

7.5 Terms and Expiration of SARs.  The Board or the Committee, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of a SAR as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, ownership of Stock by the Participant, and such other factors as the Board or the Committee determines to be appropriate. Each SAR grant under the Plan will expire upon the date determined by the Board or the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the requirements of Section 6.5 also will apply to SARs.

8. Restricted Stock.

8.1 Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Board or the Committee, at any time and from time to time, may grant Restricted Stock in such amounts as the Board or the Committee, in its sole discretion, will determine.

8.2 Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, if any, the number of Shares granted, and such other terms and conditions as the Board or the Committee, in its sole discretion, will determine. Unless the Board or the Committee determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

8.3 Other Restrictions.  The Board or the Committee, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate, including granting such an Award of Restricted Stock subject to performance goals.

8.4 Removal of Restrictions.  Except as otherwise provided in the Plan or the applicable Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.5 Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Board or the Committee determines otherwise and as set forth in the Award Agreement.

8.6 Dividend Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock may be entitled to Dividend Rights with respect to such Shares to the extent provided in the Award Agreement. If any such Dividend Rights are paid in shares of Stock, the shares of Stock will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Dividend Rights shall be settled in cash or in shares of Stock, as determined by the Board or the Committee, shall be payable at the time and in the form determined by the Board or the Committee, and shall be subject to such other terms and conditions as the Board or the Committee may determine.

8.7 Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Board or the Committee, at any time and from time to time, may grant Restricted Stock Units in such amounts as the Board or the Committee, in its sole discretion, will determine.

9.2 Restricted Stock Unit Agreement.  Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the Period of Restriction, if any, the number of Shares to be issued in settlement of the Award, and such other terms and conditions as the Board or the Committee, in its sole discretion, will determine.

9.3 Other Restrictions.  The Board or the Committee, in its sole discretion, may impose such other restrictions on Restricted Stock Units as it may deem advisable or appropriate, including granting such an Award of Restricted Stock Units subject to performance goals.

9.4 Settlement of Restricted Stock Units.  At the time of grant of any Restricted Stock Unit, the Board or the Committee will specify the settlement date applicable to each grant of Restricted Stock Units which will be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant. On the settlement date, the Company will transfer to the Participant either (a) one share of Stock or (ii) cash equal to the value of one such share of Stock for each Restricted Stock Unit scheduled to be paid out on such date and which was not previously forfeited, determined in the discretion of the Board or the Committee.

9.5 Voting Rights.  Participants holding Restricted Stock Units will not have any right to exercise voting rights with respect to the shares of Stock underlying such Restricted Stock Unit.

9.6 Dividend Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock Units may be entitled to Dividend Rights with respect to such Shares to the extent and in the manner provided in the Award Agreement. Dividend Rights shall be settled in cash or in shares of Stock, as determined by the Board or the Committee, shall be payable at the time and in the form determined by the Board or the Committee, and shall be subject to such other terms and conditions as the Board or the Committee may determine.

9.7 Return of Restricted Stock Units to Company.  On the date set forth in the Award Agreement, the Restricted Stock Units for which restrictions have not lapsed, and for which shares of Stock have not been issued in settlement of the Award, will revert to the Company and again will become available for grant under the Plan.

10. Director Deferred Fee Awards.

10.1 Establishment of Director Deferred Fee Award Program.  The Board or the Committee, in its sole discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

(a) Non-Employee Directors may irrevocably elect, prior to a date specified by the Board or the Committee which complies with Applicable Law, to reduce such Non-Employee Directors Director Fees (subject to any minimum or maximum reductions imposed by the Board or the Committee) and to be granted automatically at such time or times as specified by the Board or the Committee one or more Director Deferred Fee Awards.

(b) Non-Employee Directors may irrevocably elect, prior to a date specified by the Board or the Committee which complies with Applicable Law, to be granted automatically a Deferred Cash Award upon such terms and conditions as established by the Board or the Committee in lieu of any Director Fees.

(c) Non-Employee Directors may irrevocably elect, prior to a date specified by the Board or the Committee which complies with Applicable Law, to be granted automatically a Deferred Stock Unit with respect to the number of shares of Stock and upon such other terms and conditions established by the Board or the Committee in lieu of: (i) shares of Stock otherwise issuable to such Non-Employee Director upon exercise of an Option; (ii) cash or shares of Stock otherwise issuable to such Non-Employee Director upon the exercise of a SAR; or (iii) Director Fees.

10.2 Terms and Conditions of Director Deferred Fee Award Program.  Director Deferred Fee Awards granted pursuant to this Section 10 shall be evidenced by either an Award Agreement (for Deferred Stock Unit Awards) or applicable election and distribution forms (for Deferred Cash Awards) in such form as the Board or the Committee shall from time to time establish. No such Director Deferred Fee Award or purported Director Deferred Fee Award shall be a valid and binding obligation of the Company unless evidenced by the appropriate Award Agreement or election and distribution forms.

10.3 Terms and Conditions of Deferred Stock Units.  Award Agreements evidencing Deferred Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

(a) Vesting Conditions.  Deferred Stock Units may or may not be subject to a Period of Restriction, as determined in the sole discretion of the Board or the Committee.

(b) Other Terms and Conditions.  Deferred Stock Units shall also be subject to the terms and conditions, as applicable, of the Plan and specifically Sections 9.3 through 9.7.

11. Change in Control.

11.1 Options and SARs.  In the event of a Change in Control, an outstanding Option or SAR may be (i) assumed or substituted with an equivalent option or SAR of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. In addition, the Participant shall, immediately prior to the Change in Control, fully vest in and have the right to exercise all Options or SARs, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed, substituted or replaced in the event of a Change in Control, the Board or the Committee shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

11.2 Restricted Stock, Restricted Stock Units and Deferred Stock Units.  In the event of a Change in Control, an outstanding Award of Restricted Stock, Restricted Stock Unit or Deferred Stock Units may be (i) assumed or substituted with an equivalent restricted stock, restricted stock unit or deferred stock unit award of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. In addition, the

Participant shall, immediately prior to the Change in Control, fully vest in such Restricted Stock, Restricted Stock Unit or Deferred Stock Unit and all Periods of Restriction shall automatically cease including as to Shares which would not otherwise be vested.

11.3 Deferred Cash Awards.  In the event of a Change in Control, all outstanding Deferred Cash Awards shall be cancelled and terminated, all deferral elections shall be cancelled and all amounts deferred by each Participant shall be paid out, in a lump sum cash payment, as soon as administratively practicable following the Change in Control.

12. Miscellaneous.

12.1 Limit on Distribution.  Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Board or the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Board or the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

12.2 Withholding.  If any Participant would be subject to the withholding of any applicable taxes with respect to any Award under the Plan, the Participant may, with the consent of the Board or the Committee, satisfy such withholding obligation through the surrender of shares of Stock which the Participant already owns, or to which a Participant is otherwise entitled under the Plan; provided, however, that in no event shall the Fair Market Value of the number of shares withheld from any Award to satisfy tax withholding obligations exceed the amount necessary to meet the required Federal, state and local withholding tax rates then in effect that are applicable to the participant and to the particular transaction.

12.3 Transferability.  Awards under the Plan are not transferable except as designated by a Participant by will or by the laws of descent and distribution. To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant.

12.4 Notices.  Any notice or document required to be filed with the Board or the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Board or the Committee, in care of the Company, at its principal executive offices. The Board or the Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

12.5 Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the Board or the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board or the Committee shall require.

12.6 Agreement With Company.  At the time of an Award to a Participant under the Plan, the Board or the Committee may require a Participant to enter into an Award Agreement with the Company in a form specified by the Board or the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board or the Committee may, in its sole discretion, prescribe.

12.7 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any Director the right to be retained in the employ of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights.

12.8 Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

12.9 Gender and Number.  Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

12.10 Severability.  Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

12.11 Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

13. Amendment and Termination.

13.1 Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

13.2 Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws and the terms of this Plan.

13.3 Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

APPENDIX B

TD AMERITRADE HOLDING CORPORATION

MANAGEMENT INCENTIVE PLAN

(As Proposed to be Adopted at the 2007 Stockholders Meeting)

SECTION 1
BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date.  The Plan is effective as of November 15, 2006, subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan.  The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2
DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate or reduce the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3 “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company or Affiliate sponsored deferred compensation plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the H.R. and Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7 “Company” means TD Ameritrade Holding Corporation, a Delaware corporation, or any successor thereto.

2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under section 162(m) of the Code.

2.9 “Disability” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receipt by a Participant of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company or an Affiliate.

2.10 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.11 “Fiscal Year” means the fiscal year of the Company.

2.12 “Individual Objectives” means quantifiable objectives determined by the Committee that will measure the individual’s performance of his or her overall duties to the Company which may include, without limitation, any enumerated Performance Goal, measures related to long-term strategic plans, and measures related to succession plans.

2.13 “Maximum Award” means as to any Participant for any Performance Period, $20 million.

2.14 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.15 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.16 “Performance Period” means any period of time which does not exceed three Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than three Performance Periods at any one time.

2.17 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of the Share, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) gross and net client asset growth, (xvi) gross and net account growth, (xvii) total stockholder return, (xviii) return on capital, (xix) return on assets, (xx) product quality, (xxi) economic value added, (xxii) number of customers, (xxiii) market share, (xxiv) return on investments, (xxv) profit after taxes, (xxvi) customer satisfaction, (xxvii) business divestitures and acquisitions, (xxviii) supplier awards from significant customers, (xxix) new product development, (xxx) working capital, (xxxi) Individual Objectives, (xxxii) time to market, (xxxiii) return on net assets, and (xxxiv) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.18 “Plan” means the TD Ameritrade Holding Corporation Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.19 “Retirement” means, with respect to any Participant, a Termination of Employment after attaining at least age 55 and after having at least ten (10) years of continuous service with the Company or any Affiliate.

2.20 “Shares” means shares of the Company’s common stock.

2.21 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.22 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.

3.5 Date for Determinations.  The Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.

3.6 Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4
PAYMENT OF AWARDS

4.1 Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.  Subject to Section 3.6, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than 90 days after the end of the applicable Performance Period.

4.3 Form of Payment.  Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in Shares of restricted stock, restricted stock units and/or options granted under one of the Company’s stock plans. The number of Shares of restricted stock and/or restricted stock units granted shall be determined in the sole and absolute discretion of the Committee and generally shall be determined by dividing the cash amount foregone by either (i) an average of the fair market value of a Share over a period of time prior to the date of grant of the restricted stock, restricted stock units and/or options, or (ii) the fair market value of a Share on the date that the cash payment otherwise would have been made, rounded up to the nearest whole number of shares. For this purpose, “fair market value” shall have the same meaning as provided by the applicable Company stock plan under which the award shall be granted. The number of options granted shall generally be determined by dividing the cash amount foregone by an option pricing model determined by the Committee (e.g., Black-Scholes), rounded up to the nearest whole number of shares. Any restricted stock, restricted stock units or options so awarded may be subject to such additional vesting over a period of not more than four years, and/or be subject to additional vesting conditions, including specifically additional Performance Goals, as determined by the Committee. The number of Shares of restricted stock and/or restricted stock units granted pursuant to this Section 4.3 may be increased or decreased if such new award is granted by the Committee subject to Performance Goals and such increase or decrease otherwise meets all the performance-based compensation requirements of section 162(m) of the Code.

4.4 Payment in the Event of Death or Disability.  If a Participant dies, or is determined to have a Disability, prior to the payment of an Actual Award that was scheduled to be paid to him or her prior to death, or the determination of a Disability, for a prior Performance Period, the Award shall be paid, in the case of death, to his or her estate, and in the case of Disability, to the Participant or any other person authorized under applicable law.

SECTION 5
ADMINISTRATION

5.1 Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2 Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) bifurcate the Plan and treat Participants differently as provided by Section 8.1, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.

5.3 Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4 Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

SECTION 6
GENERAL PROVISIONS

6.1 Tax Withholding.  The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.

6.2 No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the

Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.

6.4 Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5 Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6 Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7 Nontransferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8 Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 7
AMENDMENT, TERMINATION AND DURATION

7.1 Amendment, Suspension or Termination.  The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2 Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8
LEGAL CONSTRUCTION

8.1 Section 162(m) Conditions; Bifurcation of Plan.  It is the intent of the Company that the Plan and the awards paid under the Plan to Participants who are or may become persons whose compensation is subject to section 162(m) of the Code, satisfy any applicable requirements of section 162(m) of the Code. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of section 162(m) of the Code are only applicable to Participants whose compensation is subject to section 162(m) of the Code.

8.2 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.3 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.4 Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.5 Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Nebraska, but without regard to its conflict of law provisions.

8.6 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

APPENDIX C

TD AMERITRADE HOLDING CORPORATION
Audit Committee Charter
November 14, 2006

Introduction

Primary responsibility for TD AMERITRADE Holding Corporation (the “Corporation”) accounting and financial reporting lies with senior management, with oversight by the Board of Directors. To help the Board of Directors carry out this oversight responsibility, an Audit Committee (the “Committee”) has been established.

The Committee will be comprised entirely of independent directors as defined under applicable statutes, rules and regulations. These independent directors must have broker/dealer or financial or management expertise, and at least one must be a financial expert as defined under applicable statutes, rules and regulations. The Committee has oversight responsibility of the Corporation’s Audit Department and, in such capacity, the Chairman of the Committee (who shall be appointed by the Board of Directors) will maintain direct access and communications with the Managing Director — Corporate Audit.

The Committee is authorized to engage independent legal counsel and other advisers as the Committee determines necessary to carry out its responsibilities. The Committee will be provided with appropriate funding by the Corporation as the Committee determines necessary to carry out its responsibilities, including the compensation of the registered public accounting firm (“RPA”) employed by the Corporation to provide auditing services, render an audit report and perform related work, and to engage such advisers as the Committee may determine are necessary from time to time.

The Committee will meet on at least a quarterly basis and will hold special meetings as circumstances require.

The responsibilities of the Committee shall be in the following areas:

1. Oversee the Corporation’s internal accounting and operational controls, including assessment of strategic, financial, operational and compliance risk management.

2. Appoint the RPA, determine its compensation, oversee its work and assess its performance on an ongoing basis. Review appointment of the Managing Director — Corporate Audit and assess his or her performance on an ongoing basis.

3. Review the Corporation’s financial statements, review the RPA’s audit findings, review Corporate Audit’s audit findings, and oversee the financial and regulatory reporting processes.

4. Perform other oversight functions as requested by the Board of Directors.

5. Report activities performed to the Board of Directors.

Responsibilities

1. Oversee the Corporation’s Internal Accounting and Operational Controls, Including Assessment of Strategic, Financial, Operational and Compliance Risk Management.

A. The Committee will instruct management to establish and maintain an adequate internal control structure and procedures for accounting and financial reporting, and to assess the effectiveness of the internal control structure and procedures for financial reporting. The Committee will instruct management to evaluate the system of internal controls on at least a quarterly basis. The Committee will review reports from management prepared quarterly concerning the effectiveness of internal controls, all significant deficiencies in the design or operation of internal controls, any material weaknesses in internal controls, any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls, and any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant deficiencies and material weaknesses.

B. The Committee will instruct the Managing Director — Corporate Audit to advise the Committee and the RPA, and will instruct the RPA to advise the Committee, if there are any areas that require special attention, including any significant deficiencies in the design or operation of the system of internal controls, any material weaknesses in the internal controls, any fraud, whether or not material, involving management or employees who have a significant role in internal controls, any significant changes in internal controls or other factors that could affect internal controls subsequent to management’s evaluation, including any corrective actions regarding significant control deficiencies or any illegal acts by the Corporation, management or employees.

C. The Committee will meet privately with the Managing Director — Corporate Audit and the RPA to review their findings and management’s plans to ensure internal control recommendations made by internal and external auditors have been appropriately implemented by management.

D. The Committee will review the assessment of risks as described in the Audit Risk Assessment and supporting Annual Audit Plan.

E. The Committee will review with the Managing Director — Corporate Audit and the RPA their integrated Annual Audit Plan, including the degree of coordination and integration between the respective parties. The Committee will inquire as to the extent to which the planned audit scope can be relied upon to detect fraud, non-compliance with State and Federal laws and regulations, non-compliance with SEC and NASD guidelines, or weaknesses in internal accounting and operational controls.

F. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for providing an assessment of strategic, financial, operational and compliance risk management, as well as financial and regulatory reporting.

G. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for a review of the Corporation’s information technology procedures and controls, including computer systems and applications, the security of such systems and applications, the contingency plan for processing data in the event of a systems breakdown, as well as the specific programs to protect against computer fraud or misuse from both within and outside the Corporation.

H. The Committee will discuss with the Managing Director — Corporate Audit and the RPA what steps are planned for review of in-house policies and procedures, and compliance with such policies and procedures, for compliance with regulatory capital requirements and related dividend restrictions, for compliance with the Code of Business Conduct and Ethics policy, for compliance with officer travel and entertainment policies, and for compliance with insider trading policies by directors, officers and stockholders. The Committee will inquire as to the result of these reviews, and, if appropriate, review a summary of the exceptions identified for the period under review.

I. The Committee will instruct the Managing Director — Corporate Audit and the RPA to advise the Committee when the Corporation seeks a second opinion on a significant accounting issue.

J. The Committee will meet with the Corporation’s in-house General Counsel and the Corporation’s Chief Risk Officer to discuss the Corporation’s risk management policies, procedures and insurance coverage, including director and officer liability, property and casualty loss, errors and omissions, and surety bonds.

2. Appoint the RPA, Determine its Compensation, Oversee its Work and Assess its Performance on an Ongoing Basis. Review Appointment of Managing Director — Corporate Audit, and Assess His or Her Performance on an Ongoing Basis.

A. The Committee will appoint the RPA of the Corporation, will determine the fees paid to the RPA and will oversee the work and assess the performance of the RPA. The Committee will obtain assessments of the performance of the RPA from the Managing Director — Corporate Audit and other appropriate management representatives. Based upon the evaluation of the RPA’s performance, the Committee will determine whether to retain or replace the RPA.

B. The Committee will instruct the RPA to report directly to the Committee.

C. The Committee will inquire as to the extent to which auditors other than the principal auditors are to be used and understand the rationale for using them. The Committee will request that the work of all auditors be coordinated and the Committee and the Managing Director — Corporate Audit will each perform an appropriate review of their work.

D. The Committee will discuss with the RPA its independence. The Committee will ensure the RPA complies with Independence Standard No. 1 and provides to the Committee the disclosures and letter required by such standard. The Committee will be responsible for reviewing any disclosed relationships that may impact the objectivity and independence of the RPA. The Committee will be responsible for undertaking appropriate action, if necessary, in response to the RPA’s report to satisfy itself of the RPA’s independence. The Committee will also review management’s evaluation of the factors related to the independence of the RPA.

E. The Committee will discuss with the RPA the matters required to be discussed by SAS 61.

F. The Committee will review management’s plans for engaging the RPA to perform all audit and non-audit services during the year. The engagement of the RPA to perform any audit or non-audit services will be subject to the prior approval of the Committee. The Committee will take appropriate actions to ensure that the RPA has not been engaged to perform any non-audit services that are prohibited under applicable statutes, rules and regulations. The Committee may delegate to one or more of its members the authority to grant the pre-approval of services, so long as any such approvals are presented to the Committee at its next meeting.

G. The Committee will review the appointment and any dismissal of the Managing Director — Corporate Audit. The Committee will annually review and approve the performance evaluation of the Managing Director — Corporate Audit after consulting with the Chairman, Chief Executive Officer and the Executive Council.

3. Review the Corporation’s Financial Statements, Review the RPA’s Audit Findings, Review Corporate Audit’s Audit Findings, and Oversee the Financial and Regulatory Reporting Processes.

A. The Committee will review and discuss the Corporation’s annual and quarterly financial statements with management in conjunction with the Corporation filing its periodic reports containing such financial statements with the SEC.

B. The Committee will obtain from management explanations for all significant variances in the financial statements between periods. The Committee will consider whether the data is consistent with the Management’s Discussion and Analysis section of the Annual Report and periodic reports.

C. The Committee will exercise oversight of the quarterly reporting process prior to the release of quarterly earnings and filing of periodic reports.

D. The Committee will inquire from management and the RPA as to, and request an explanation of, any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, Securities and Exchange Commission, NASD or other governing bodies and self-regulatory organizations that have an effect on, or oversight of, the financial statements of the Corporation.

E. The Committee will inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements.

F. The Committee will meet regularly with the Corporation’s in-house legal counsel, and outside counsel, when appropriate, to discuss legal matters that may have a significant impact on the financial statements and on risk management.

G. The Committee will review the significant reports to management prepared by the internal auditing department and management’s responses.

H. The Committee will review the reports to the Committee prepared by the RPA regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by the RPA, and other material written communications between the RPA and management.

I. The Committee will meet privately with the RPA to request its opinion of various matters, including the quality of financial and accounting personnel and the internal audit staff.

J. The Committee will meet privately with the RPA to determine what the RPA’s greatest concerns are and if any matters should be discussed with the Committee that have not been raised or covered elsewhere.

K. The Committee will review the letter(s) of management representations given to the RPA and inquire whether the RPA encountered any difficulties in obtaining the letter(s) or any specific representations therein.

L. The Committee will discuss with management and the RPA the substance of any significant issues raised by in-house and outside counsel concerning litigation, contingencies, claims or assessments. The Committee will assess the adequacy of the disclosure of such matters in the Corporation’s financial statements and periodic reports.

M. The Committee will establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission, by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

N. The Committee will review the determination by the Corporation’s Director of Corporate Tax of the status of the open years on federal and state income tax returns and whether there are any significant items that have been or might be challenged by the IRS or State(s), and review the status of the related tax reserves.

O. The Committee will review the section of the annual Proxy Statement describing fees paid to the RPA and determine whether the provision of services described in such section is compatible with maintaining the independence of the RPA.

P. The Committee will review with management and the RPA the Corporation’s Annual Report and Reports on Form 10-K and Form 10-Q, including the Management’s Discussion and Analysis section of the reports.

Q. The Committee will inquire of management and the RPA if there were any significant financial reporting issues discussed during the accounting period reported. The Committee will instruct the RPA to advise the Committee of any disagreements between the RPA and the Corporation’s management regarding financial reporting issues. The Committee will resolve any such disagreements.

R. The Committee will instruct the RPA to communicate to the Committee any other known matters that require the attention of the Committee or the Board of Directors.

S. The Committee will consider whether the RPA should meet with the Board of Directors to discuss any matters relative to the financial statements and to answer any questions that other directors might have.

4. Perform Other Oversight Functions as Requested by the Board of Directors.

A. The committee will, if necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

B. The Committee will recommend to the Board of Directors that the audited financial statements be included in the Annual Report and Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

C. The Committee will review and approve the report required by the Securities and Exchange Commission to be included in the Corporation’s annual Proxy Statement.

D. The Committee will review any certifications made by management and required to be provided to the Securities and Exchange Commission under applicable rules and regulations.

E. The Committee will review and approve all related party transactions required by the Securities and Exchange Commission under applicable rules and regulations.

5. Report Activities Performed to the Board of Directors.

A. The Committee will report its activities to the Board of Directors on a regular basis so that the Board is kept informed of its activities on a current basis.

B. The Chairman of the Committee will describe the Committee’s significant activities during the year in a letter to the Board of Directors.

C. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK
TD AMERITRADE HOLDING CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 27, 2007 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
The undersigned hereby appoints Ellen L.S. Koplow, William J. Gerber and Joseph H. Moglia, each of them, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD AMERITRADE Holding Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska, on Tuesday, February 27, 2007, at 10:30 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
1.	ELECTION OF CLASS II DIRECTORS
(1) Marshall A. Cohen
(2) William H. Hatanaka
(3) Robert T. Slezak
(4) Allan R. Tessler
( ) For All

( ) Withhold All

( ) For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	AUDITORS. Ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending September 28, 2007.

( ) FOR ( ) AGAINST ( ) ABSTAIN

3.	DIRECTORS INCENTIVE PLAN. Approval of the Company’s 2006 Directors Incentive Plan.

( ) FOR ( ) AGAINST ( ) ABSTAIN

4.	MANAGEMENT INCENTIVE PLAN. Approval of the Company’s Management Incentive Plan.

( ) FOR ( ) AGAINST ( ) ABSTAIN

5.
To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. Management is not aware of any other matters that should come before the Annual Meeting.

( ) FOR ( ) AGAINST ( ) ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, FOR THE APPROVAL OF THE COMPANY’S 2006 DIRECTORS INCENTIVE PLAN, AND FOR THE APPROVAL OF THE COMPANY’S MANAGEMENT INCENTIVE PLAN AND ON ALL OTHER MATTERS THAT PROPERLY COME BEFORE THE ANNUAL MEETING, IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES.
     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company prior to the meeting or by filing with the Secretary of the Company prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 27, 2007 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated:

(Signature)

(Signature if held jointly)
Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Please indicate if you plan to attend this meeting.      ( ) YES      ( ) NO